Execution Version

SKK HOLDINGS LIMITED,

AS BUYER,

AND

RANTIZO, INC.,

AS SELLER,

ASSET PURCHASE AGREEMENT

MAY 1, 2026

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (the "**Agreement**") dated as of May 1, 2026 by and between SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands ("**Buyer**"), and RANTIZO, INC., a Delaware corporation ("**Seller**").

RECITALS:

WHEREAS, Seller owns certain assets used in drone-based agricultural spraying, seeding and monitoring for agriculture, military defense, forestry emergency response and commercial applications;

WHEREAS, Buyer desires to purchase all assets of Seller constituting the Acquired Assets (as defined below), and Seller desires to sell the Acquired Assets to Buyer, upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, Buyer and certain shareholders of Buyer are entering into a Securities Purchase Agreement (the "**SPA**");

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

ARTICLE 1
BASIC TRANSACTION

Section 1.1 Assets

(a) Purchase and Sale of Acquired Assets.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "**Closing**"), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller all of Seller's right, title and interest in all assets, claims, rights and interests used primarily in or held for the use in drone-based agricultural spraying, seeding and monitoring for agriculture, military defense, forestry emergency response and commercial applications to the extent owned by Seller and set forth on **Schedule 1.1(a)** (collectively, the "**Acquired Assets**"), including without limitation the following, in whatever and all media they exist:

(i) all contracts relating to the Acquired Assets listed on **Schedule 1.1(a)** attached hereto (collectively, the "**Contracts**");

(ii) all IP Rights (as defined below) of the Seller owned or used by Seller in connection with the Acquired Assets, including (a) all patents, patent applications, trademarks, service marks, trade names, domain names copyrights, and mask works, (b) software (source code and object code), firmware, APIs, SDKs, databases, documentation,

and related materials and (c) trade secrets, know-how, algorithms and proprietary processes;

(iii) all goodwill associated with the Acquired Assets, all rights to sue and recover for and remedies against uncured past, present and future infringements or wrongful use thereof, and rights of priority and protection of interests as may exist therein under the laws of any jurisdiction worldwide;

(iv) all inventory, technology and products relating to or arising out of the ownership or operation of the Acquired Assets, and all publications, raw materials, work-in-process and finished goods related to or used in the operation of the Acquired Assets;

(v) all books, records, files, data, regulatory filings, and operating manuals relating to the ownership or operation of the Acquired Assets;

(vi) all receivables relating to or arising out of the ownership or operation of the Acquired Assets and all deferred revenue, prepaid expenses, deposits and other similar assets existing at Closing, but only to the extent of events that occur after the Closing;

(vii) all permits, licenses and governmental authorizations (to the extent transferable), private authorizations, and similar intangible assets relating to the ownership or operation of the Acquired Assets;

(viii) all plans and work in progress related to the Acquired Assets;

(ix) all content, information, publications, documentation and databases (in whatever and all forms, including electronic) pertaining to the Acquired Assets, including all exhibitor application forms, editorial rights and all data and files relating to customers, clientele, membership, sponsor and prospect lists, mailing and subscriber lists, advertiser lists and attendee lists, and all historical information on each;

(x) all photography and promotional materials related to the Acquired Assets;

(xi) all claims and causes of action, known and unknown, and all miscellaneous rights relating exclusively to or arising out of the operation of the Acquired Assets; and

(xii) all other rights and properties primarily relating to or arising out of the ownership or operation of the Acquired Assets.

(b) Excluded Assets. Notwithstanding anything in **Section 1.1(a)** to the contrary, the Acquired Assets do not include the following (the "**Excluded Assets**"):

(i) all other contracts of the Seller not listed on **Schedule 1.1(a)**, including, without limitation, contracts with customers and suppliers, agreements, all vendor contracts, venue contracts, advertising orders, licenses, "barter" agreements, contractor agreements, lease rights and all other written or oral contracts;

(ii) the Seller's taxpayer and other corporate identification numbers, seals, minute books, stock transfer books, and other documents relating to the formation, organization, maintenance and existence of Seller as a corporation (or other entity, as applicable) and/or books and records solely relating to Excluded Assets or Excluded Liabilities (as defined below);

(iii) the Seller's records relating to tax and accounting matters;

(iv) all receivables relating to or arising out of the ownership or operation of the Acquired Assets and all deferred revenue, prepaid expenses, deposits and other similar assets existing at Closing, but only to the extent of events that occur before the Closing;

(v) all tangible personal property owned or leased by Seller or in which Seller has any interest, including computer software and hardware, tooling, equipment, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto;

(vi) all other current assets, including but not limited to prepaid taxes and expenses, rights to payments and other credits;

(vii) the rights to the Seller's claims for any federal, state, local or foreign tax refunds;

(viii) insurance policies;

(ix) the Seller's cash, cash equivalents and marketable securities;

(x) any assets listed on **Schedule 1.1(b)** attached hereto; and

(xi) any of the rights of the Seller under this Agreement (or under any agreement between the Seller, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement).

Section 1.2 No Liens.

Seller shall sell and transfer the Acquired Assets to Buyer free and clear of all liens, pledges, mortgages, charges, options, debts, or other encumbrances of any character whatsoever ("**Liens**"), excluding Permitted Liens. **"Permitted Liens"** mean (i) Liens for Taxes (as defined below), assessments and other charges of governmental authorities not yet due and payable or, to the extent set forth on **Schedule 1.2**, being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business or by operation of Law (as defined below); provided that the underlying obligations are not delinquent. Seller shall ensure that any Permitted Liens relating to Taxes are satisfied or terminated after the Closing.

Section 1.3 Assumption of Liabilities.

Subject to and upon the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible for, and only for, the following liabilities of the Seller (the "**Assumed Liabilities**"): Liabilities arising out of or resulting, in each case, solely from the operation of the Acquired Assets by Buyer in the period beginning after the Closing Date and from deferred revenue as of the Closing. The Assumed Liabilities shall in no event include any Liabilities (as defined below) arising out of or related to the Excluded Liabilities. The Assumed Liabilities shall also not include Liabilities of any other character arising from any taxes of Seller through the Closing or related to any breach of contract, breach of warranty, tort, infringement, or violation of any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority ("**Laws**"), alleged or actual, by Seller. The term "**Liabilities**" shall mean any liability, claim, demand, expense, cost, debt, damage, deficiency, commitment, obligation or responsibility, known or unknown, direct or indirect, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise. The term "**Claims**" shall mean any and all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, payments, costs and expenses including without limitation, reasonable and documented legal fees; provided that, "Claims" shall exclude any and all exemplary and punitive damages unless actually awarded to a third party in a claim. If any claim arises or occurs against Buyer with respect to any of the Assumed Liabilities, Buyer will have, and Seller hereby assigns to Buyer and its assignees, any defense, counterclaim or right of setoff that would have been available to the Acquired Assets if such claim had been asserted against the Acquired Assets. The assumption by Buyer of the Assumed Liabilities will in no way expand the rights or remedies of any Person against Buyer or the Operating Entities or their respective officers, directors, employees, shareholders and advisors as compared to the rights and remedies that such Person would have had against such parties had Buyer not assumed the Assumed Liabilities.

Section 1.4 Excluded Liabilities.

Buyer will not assume or have any responsibility with respect to any Liabilities of Seller not included within the definition of Assumed Liabilities (the "**Excluded Liabilities**"), including but not limited to:

(i) accounts payable, whether or not related to the Acquired Assets, and any refunds, rebates or credits owed by Seller relating to or arising out of services or events that occur on or prior to the Closing Date and any other Liabilities with respect to the ownership or operation of Seller's assets prior to the Closing;

(ii) all Liabilities arising under or in connection with any of the Excluded Assets;

(iii) all employment liabilities arising out of facts or events that occurred prior to the Closing Date, including but not limited to payment, wages, remuneration, bonus, severance pay, commission, entitlements, costs, or disbursements that Seller may owe or have promised to pay to employees;

(iv) any obligations and liabilities arising from the non-compliance by Seller with any laws, rules and governmental requirement prior to the Closing Date, or attributable to or caused by the Acquired Assets before the Closing, or by the Seller; and

(v) any liability of Seller for any Tax.

Section 1.5 Further Assurances.

At any time and from time to time after the Closing, at Buyer's reasonable request, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Acquired Assets, and to carry out the purpose and intent of this Agreement. From and after the Closing, and for so long as required for Buyer to comply with its obligation s under the U.S. Securities Exchange Act of 1934(the "**Exchange Act**"), the rules and regulations of the U.S. Securities and Exchange Commission (the "**SEC**"), any applicable securities exchange on which Buyer's securities are listed or quoted, and applicable accounting standards, Seller shall, and shall cause its affiliates and representatives to, promptly upon reasonable request by Buyer: (a) provide such financial, operating, statistical, contractual and other information relating to the Acquired Assets or the transactions contemplated by this Agreement as Buyer reasonably determines is necessary or advisable to enable Buyer to prepare and file required reports, registrations, certifications or disclosures with the SEC or to respond to comments, inquiries or requests from the SEC or any securities exchange; (b) provide reasonable access to knowledgeable personnel, books and records, work papers and supporting documentation to the extent necessary for Buyer's auditors to complete audits, reviews or other procedures required in connection with Buyer's public reporting obligations; and (c) cooperate in good faith with Buyer in connection with any SEC, exchange or accounting inquiry or review relating to periods prior to the Closing or the Purchased Assets. Seller shall not be required to provide information to the extent doing so would violate applicable Law or contractual confidentiality obligations or would violate or waive any attorney-client privilege, work product doctrine, or other applicable legal privilege or protection; provided, however, that Seller shall use commercially reasonable efforts to obtain any required consents or provide such information in a form that does not violate such obligations. Buyer shall reimburse Seller for reasonable and documented out-of-pocket costs incurred in complying with this Section, unless such information is required due to Seller's breach of this Agreement.

Section 1.6 Purchase Price; Consideration.

(a) **Purchase Price.** The aggregate purchase price (the "**Purchase Price**") for the Acquired Assets shall be paid from Buyer to Seller by (i) cash consideration of $759,047 in immediately available funds at Closing to an account designated by the Seller ("**Cash Consideration**"), and (ii) the issuance of Class A ordinary shares, par value $0.0025 per share, of Buyer (the "**Class A Shares**") calculated as follows (the "**Consideration Shares**" and the issuance of such shares, the "**Class A Share Consideration**"):

(i) (A) The number of ordinary shares of the Buyer deemed to be outstanding on a fully diluted basis as of the Closing excluding the Management Share Compensation (the "**Shares Outstanding**"); divided by (B) the Buyer Valuation divided by the sum of (x) $258,830,000, which is the value of the Acquired Assets as determined by a mutually agreed third-party valuation firm (the "**Asset Valuation**") and (y) the Buyer Valuation; minus (C) the Shares Outstanding.

(A) For purposes of this Agreement, "**Buyer Valuation**" shall be determined by taking the average volume weighted average price of the Class A Shares on each of the three (3) trading days prior to the date of Closing, multiplied by the Shares Outstanding.

(ii) The Consideration Shares shall be issued pursuant to an exemption from registration under the U.S. Securities Act of 1933 (the "**Securities Act**") and shall bear restrictive legends until removal in accordance with applicable law.

(b) **PIPE Share Consideration**. At or prior to the Closing, Seller shall consummate a private placement transaction of $10 million, pursuant to which Seller will issue to certain private placement investors an aggregate amount of $10 million of common shares of Seller, and Seller will deposit such $10 million in proceeds into an escrow account (the "**PIPE Escrow Account**") until the Closing (the "**PIPE Transaction**"); in consideration thereof Buyer shall issue to Seller a number of Class A Shares calculated in the same manner as **Section 1.6(a)** with respect to the $10 million in proceeds of the PIPE Transaction (the "**PIPE Shares**"). At Closing the proceeds of the PIPE Transaction shall be released to the Buyer in exchange for the PIPE Shares, provided that if this Agreement is terminated prior to the Closing, the funds in the PIPE Escrow Account shall be redelivered to Seller and such investors.

(c) **Management Share Compensation.**

(i) At Closing, Buyer shall issue to the individuals listed on **Schedule 1.6(b)** (collectively, the "**Management Recipients**") shares of Buyer's Class A Shares having an aggregate grant-date value equal to $12,000,000 (the "**Management Share Compensation**" and together with the Consideration Shares and PIPE Shares, the "**Securities**"). The number of Class A Shares to be issued to each Management Recipient shall be determined by dividing (i) the dollar amount allocated to such Management Recipient on **Schedule 1.6(b)** by (ii) average volume weighted average price of the Class A Shares on each of the three (3) trading days prior to the Closing Date.

(ii) All shares issued as Management Share Compensation shall be subject to a six (6) month lock-up following Closing, during which such shares may not be sold, pledged, assigned, transferred or otherwise disposed of except with Buyer's prior written consent. Each Management Recipient shall execute a lock-up agreement, substantially in the form attached as **Exhibit D.**

(iii) The Management Share Compensation shall be issued pursuant to an exemption from registration under the Securities Act and shall bear restrictive legends until the later of the expiration of the lock-up or earlier removal in accordance with applicable law.

(d) **At-the-Market Facility**. Within fourteen (14) days after execution of this Agreement, Buyer shall file a universal shelf registration statement on Form F-3 and a prospectus supplement providing for an at-the-market offering for an aggregate amount up to $10,000,000 with A.G.P./Alliance Global Partners ("**AGP**") as sole sales agent ("**ATM Offering**") and undertakes to take all necessary action to have such registration statement declared effective as

soon as possible thereafter (the "**Shelf Registration Statement**"), provided that all proceeds from the ATM Offering shall be deposited into an escrow account established by AGP (the "**ATM Escrow Account**"), with such proceeds to be released to Buyer upon the Closing or the earlier termination of this Agreement, subject to **<u>Section 8.1(b)</u>**. Buyer shall notify Seller in writing of any sales made pursuant to the ATM Offering within two (2) business days of any such sale, including the number of shares issued and price of such shares issued.

Section 1.7 The Closing.

(a) The Closing shall take place remotely by the exchange of documents and signatures (whether original, fax or PDF) and other Closing deliverables subject to the satisfaction or written waiver of the conditions in accordance with **<u>Article 7</u>** hereof on a date specified by the parties, which date shall be the second Business Day after the satisfaction or written waiver of the conditions in accordance with **<u>Article 7</u>** hereof (other than those conditions that by their nature are to be satisfied at the Closing), or on such other date or at such other time or place as the parties may agree in writing (the "**Closing Date**"). The transfer of the Acquired Assets by Seller to Buyer and the assumption of Assumed Liabilities by Buyer shall be deemed to occur as of the Closing Date at 11:59 p.m., New York time. The transfer of the Acquired Assets shall be effected by the execution and delivery by Seller of bills of sale and instruments of assignment, and the assumption of the Assumed Liabilities shall be effected by the execution and delivery by Buyer of instruments of assumption, as set forth below.

(b) At the Closing, Seller shall deliver (or shall cause to be delivered) to Buyer:

(i) an Assignment and Assumption Agreement, substantially in the form attached hereto as **<u>Exhibit A</u>** (the "**Assignment and Assumption Agreement**"), executed by Seller;

(ii) an Intellectual Property Assignment Agreement in recordable form, substantially in the form attached hereto as **<u>Exhibit B</u>** (the "**IP Assignment Agreement**"), executed by Seller;

(iii) a Bill of Sale, substantially in the form attached hereto as **<u>Exhibit C</u>**, executed by Seller (the "**Bill of Sale**");

(iv) the Employment Agreement (as defined below), executed by the employee named therein;

(v) the Registration Rights Agreement, executed by Seller;

(vi) the proceeds of the PIPE Transaction held in the PIPE Escrow Account;

(vii) copies of all consents listed on **<u>Schedule 1.7(b)</u>**;

(viii) possession and control of the Acquired Assets;

(ix) A certificate signed by the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of

Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x) A certificate signed by an authorized executive officer of Seller certifying (i) the representations and warranties of Seller contained in this Agreement (disregarding any exception or qualification of such representations and warranties that are qualified by the terms "material", "in all material respects", "Seller Material Adverse Effect", or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects; (ii) since the date of this Agreement, there shall have been no Seller Material Adverse Effect with respect to the Acquired Assets that has occurred and is continuing;

(xi) Any and all payoff letters and releases necessary to evidence that Seller has paid in full any outstanding indebtedness affecting the Acquired Assets, executed by all applicable parties; and

(xii) Confirmation that a tax clearance certificate as is customarily issued by the taxing authorities of the State of Delaware has been ordered (regarding the payment by Seller of franchise, withholding, income and sales taxes, as applicable).

(c) At the Closing, Buyer shall deliver (or cause to be delivered) to Seller (or, solely with respect to (ii), the Management Recipients), the following:

(i) the Consideration Shares (or evidence of book-entry issuance) per **Section 1.6(a)**;

(ii) the Management Share Compensation per **Section 1.6(c)**;

(iii) the Cash Consideration;

(iv) the PIPE Shares;

(v) the Assignment and Assumption Agreement, executed by Buyer;

(vi) the IP Assignment Agreement, executed by Buyer;

(vii) the Bill of Sale, executed by Buyer;

(viii) the Registration Rights Agreement, executed by Buyer;

(ix) the Lock-Up Agreements, executed by the directors and officers of Buyer;

(x) the Employment Agreement, executed by Buyer;

(xi) the Escrow Agreements, executed by Buyer;

(xii) a certificate of a Director of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(xiii) a certificate signed by an authorized executive officer of Buyer certifying the representations and warranties of Buyer contained in this Agreement (disregarding any exception or qualification of such representations and warranties that are qualified by the terms "material", "in all material respects", "Buyer Material Adverse Effect", or similar words or phrases) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects.

Section 1.8 Tax Matters.

The parties acknowledge and agree that the transactions set forth herein shall be treated as either a transfer of property to Buyer in a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") or as a transaction that qualifies as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. The parties acknowledge and agree that the Buyer shall become treated as a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) and shall be treated as a domestic corporation pursuant to Section 7874(b) of the Code following the Closing. The foregoing is referred to as the "**Intended Tax Treatment**." Following the Closing, Buyer, being treated as a U.S. corporation for all U.S. federal income tax purposes, shall undertake to comply with all applicable U.S. federal income tax obligation required by applicable law. Buyer and Seller shall report, act and file Tax Returns (as defined below, including, but not limited to, Internal Revenue Service Form 8594 and Form 1120) in all respects and for all purposes consistent with the Intended Tax Treatment. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment unless required by a final "determination" within the meaning of Section 1313(a) of the Code.

Section 1.9 Consents.

If there are any consents listed on **Schedule 1.7(b)** that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date, in the case of each Contract as to which such consent was not obtained (or otherwise is not in full force and effect) (a "**Restricted Contract**"), Buyer may, at its sole discretion, waive the closing condition as to any such consent and accept the assignment of such Restricted Contract, in which case, as between Buyer and the applicable Seller, such Restricted Contract shall to the maximum extent practicable, be transferred at the Closing pursuant to the Assignment and Assumption Agreement, and the applicable Seller shall continue to use its best efforts to, and shall, obtain the consent as quickly as possible. If Seller

has not obtained all such consents on or before the date that is sixty (60) days from the Closing Date, Buyer shall have the right to indemnification pursuant to **Article 5** hereof for any and all damages it suffers related to or arising from the failure of Seller to obtain such consent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

As used herein, the term "**Seller's Knowledge**" or "**Knowledge of Seller**" shall mean the actual knowledge of Marianne McInerney. Seller represents and warrants that, except as disclosed in the disclosure schedules attached hereto (the "**Disclosure Schedules**") and delivered to Buyer herewith:

Section 2.1 Organization and Good Standing.

(a) Seller is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently contemplated to be conducted. Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified has not, individually or in the aggregate, been material to the Acquired Assets.

(b) Except as set forth on **Schedule 2.1(b)**, Seller does not have any investment or other ownership interest in any entity and is not a participant in any joint venture, partnership, limited liability company, or similar arrangement.

(c) Buyer has been provided complete and correct copies of the currently effective organizational documents of Seller and any other entity listed on **Schedule 2.1(b)**.

Section 2.2 Power, Authorization and Validity.

(a) Seller has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements provided for herein to which it is a party, including the Assignment and Assumption Agreement, the IP Assignment Agreement, the Bill of Sale and the Class B Share Purchase Agreement (the "**Seller Ancillary Agreements**") and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Ancillary Agreements to which Seller is a party have been or will be by the Closing duly executed and delivered by Seller. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which Seller is a party have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize this Agreement and Seller Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

(b) No filing with, authorization from or consent or approval of any governmental body, agency, official or authority is necessary or required to be made or obtained to enable Seller to enter into, and to perform its obligations under, this Agreement and the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

(c) Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and the Seller Ancillary Agreements to which the Seller is party are valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as may be limited by (A) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other similar Laws affecting the rights of creditors generally, (B) rules of Law governing specific performance, injunctive relief and other equitable remedies, and (C) general principles of equity and public policy. Seller and its subsidiaries are not in default under and has not violated any provision of its governing documents.

Section 2.3 No Violation of Existing Agreements or Laws; Third Party Consents.

(a) Neither the execution and delivery of this Agreement or the Seller Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any provision of the organizational documents of Seller, (ii) any instrument, contract or agreement to which Seller is a party or by which it is bound, or (iii) any federal, state, local or foreign Law applicable to Seller or its assets or properties. Seller has collectively obtained all consents and approvals of third parties that are required in connection with the consummation by Seller of the transactions contemplated by this Agreement, and a true, correct and complete list of such consents and approvals is set forth on **Schedule 2.3**.

Section 2.4 Capitalization; Ownership of the Acquired Assets.

(a) The authorized, issued and outstanding equity ownership of Seller is as set forth on **Schedule 2.4**. There are no outstanding or authorized subscriptions, options, rights or arrangements of any kind pursuant to which Seller is required to issue any shares or rights to participate in the equity income of Seller.

(b) Seller has good and marketable title to the Acquired Assets and is the true and lawful owners of the Acquired Assets, and has the right to sell and transfer to Buyer good and marketable title to such Acquired Assets, free and clear of any Lien, other than Permitted Liens. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Acquired Assets in Buyer, free and clear of all Liens.

Section 2.5 Litigation.

There is no unsatisfied judgment against Seller or any of the Acquired Assets outstanding. Except as set forth on **Schedule 2.5**, during the past five (5) years, Seller has not been a party to or, threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority (collectively, "**Legal Proceedings**") relating to or affecting the Acquired Assets or which affects or which may affect Seller's right to perform this Agreement in accordance with its terms, and no Acquired Asset are party or subject to any Legal Proceedings.

Section 2.6 Intellectual Property.

(a) **<u>Schedule 2.6(a)</u>** contains a complete and accurate list of all material unregistered and registered trademarks (and applications therefor), trade dress, service marks, slogans, corporate names and trade names, Internet domain names, websites, registered copyrights, patents (and applications therefor), computer programs or program rights, software source code and software licenses (other than "shrink-wrap" licensed programs, program rights, software, source code or databases licensed to Seller under non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses with aggregate annual payments due thereunder of less than $1,000), material intellectual property licenses and other similar material intangible property rights and interests ("**Seller's Intellectual Property**") owned or licensed by Seller and used in connection with the Acquired Assets. **<u>Schedule 2.6(a)</u>** indicates, as to each item listed therein, whether such item is owned by Seller or used by Seller under license from a third party. Seller's rights to Seller's Intellectual Property are referred to herein as the "**IP Rights**." Other than Seller's Intellectual Property as set forth on **<u>Schedule 2.6(a)</u>**, no other material intellectual property is necessary to utilize the Acquired Assets as currently utilized. Except as set forth on **<u>Schedule 2.6(a)</u>**, Seller's use of the IP Rights and its operation of the Acquired Assets do not violate, conflict with or infringe on the intellectual property rights of any third Person, and no third Person (as defined below) has made or, to Seller's Knowledge, threatened to make any claims that the operation of the Acquired Assets is in violation of, conflicts with or infringes on any intellectual property rights of any third Person. To Seller's Knowledge, no third party is in violation of or is infringing upon the IP Rights or any other intellectual property rights of Seller that form part of the Acquired Assets.

(b) All of Seller's Intellectual Property which is owned by Seller has been created solely by (i) employees of Seller within the scope of their employment, each of whom (except as set forth on **<u>Schedule 2.6(b)</u>**) is subject to an assignment obligation to Seller or (ii) independent contractors of Seller who (except as set forth on **<u>Schedule 2.6(b)</u>**) have executed agreements assigning all right, title, and interest in such Intellectual Property to Seller. None of Seller's Intellectual Property that constitutes trade secrets or software source code has been published or disclosed except pursuant to valid and binding non-disclosure agreements. Except as set forth on **<u>Schedule 2.6(b)</u>**, Seller's IP Rights and other content included in the Acquired Assets that were not previously subject to a written agreement with the creator thereof have been properly documented such that Seller is the clear, lawful owner thereof and possesses all rights thereunder, including the right to assign such Intellectual Property or other content to Buyer.

(c) Seller owns all right, title, and interest, or possesses adequate licenses (and each such license for an appropriate number of users) or other valid rights to use, all of Seller's Intellectual Property used or held for use in connection with its business as currently being conducted, free and clear of all Liens. All such licenses are fully paid for the number of users required for their use in connection with the Acquired Assets, and there is no default existing under any such license.

(d) Seller has not received any written claim challenging Seller's right to use any trade secrets, customer lists or operating methods required for or incident to the operation of the Acquired Assets. To Seller's Knowledge, Seller is not using or in any way making use of any confidential information or trade secrets of any third Person without the express written consent of such third Person, including without limitation, a former employer of any present or past employee or contractor of Seller.

(e) Except as set forth on **Schedule 2.6(e)**, all of Seller's Intellectual Property that is registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other jurisdictions has been duly filed and, as to Seller's Intellectual Property that has been renewed, has been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations, and Seller is the record owner thereof. Seller has taken reasonable steps in accordance with best industry practices to (i) preserve and maintain appropriate records relating to the IP Rights (all of which at Closing shall be delivered to Buyer), and (ii) maintain the confidentiality of its material trade secrets and other confidential Seller's Intellectual Property, and, to Seller's Knowledge, there has been no act or omission by Seller, the result of which would be to materially impair the rights of Seller to apply for or enforce appropriate legal protection of its IP Rights.

(f) Seller has not granted rights to license, market or sell any of Seller's Intellectual Property other than as set forth on **Schedule 2.6(f)**.

(g) Except as set forth on **Schedule 2.6(g)**, none of Seller's Intellectual Property that constitutes software source code or software is distributed as "open source software" or under a similar licensing or distribution model or is constructed with such "open source software."

Section 2.7 Books and Records.

The records of Seller relating to the Acquired Assets are in all material respects true and complete and have been maintained in accordance with reasonable business practices. All records, information and databases (electronic or otherwise) pertaining to customers of the Seller have been delivered to Buyer, and such records, information and databases are accurate in all material respects.

Section 2.8 Taxes.

(a) For purposes of this Agreement, "**Tax**" shall mean (i) any U.S. or non-U.S. income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law. "**Tax Return**" means any return, declaration, report, claim for refund, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) All federal, state, local and foreign Taxes and assessments (including interest and penalties) that are payable by or due from Seller in respect of the Acquired Assets have either been fully paid or are not yet due. There are no outstanding agreements or waivers with any taxing authority providing for an extension of time with respect to the assessment or reassessment of Tax or the filing of any Tax Return, or any payment of any Tax, by Seller; no notice of Tax assessment or Tax reassessment has been received by Seller; and no examination by a taxing authority of any Tax Return of Seller in respect of the Acquired Assets is currently in progress. There are no audits, claims, Legal Proceedings (or, to the Knowledge of Seller, any investigation) pending, or, to the Knowledge of Seller, threatened against Seller relating to Taxes of the Acquired Assets, and Seller knows of no valid basis for any such claim, or investigation. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Acquired Assets. None of the assets of the Seller consists of a United States real property interest within the meaning of Section 897 of the Code. Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(c) Neither Seller nor any of its subsidiaries is a party to any Tax allocation or sharing agreement. Neither Seller nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return or (ii) has any liability for the Taxes of any person (other than Seller or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(d) The Seller has not taken, nor agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Seller, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 2.9 Regulatory Approvals.

(a) All consents, approvals, authorizations and other requirements prescribed by any Law that must be obtained or satisfied by Seller and that are necessary for the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements have been obtained and satisfied.

(b) The Seller does not engage in, and the Acquired Assets do not involve, (i) the design, fabrication, development, testing, production or manufacture of one (1) or more "critical technologies" within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the "**DPA**"); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of "covered investment critical infrastructure" within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of "sensitive personal data" on greater than one million individuals within the meaning of the DPA and 31 CFR 800.241, and the Seller has no demonstrated business intent of engaging in such activities.

Section 2.10 Employees and Independent Contractors.

(a) Seller has no employees as of the date hereof.

(b) Seller is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, and unemployment insurance.

(c) All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.

(d) There are no actions, suits, claims, investigations or other Legal Proceedings against Seller pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller. Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees, and there are no strikes, work stoppages, work slowdowns or lockouts pending or, to Seller's Knowledge, threatened against or involving Seller.

Section 2.11 Absence of Certain Events.

Since December 31, 2025:

(a) Seller has conducted its business only in the ordinary course, consistent with past practice, including without limitation making and recording payments related to future expenses.

(b) Seller has not transferred, encumbered, leased, subleased, licensed or otherwise disposed of any assets; incurred any Liability other than in the ordinary course of business, consistent with past practice, and not material in the aggregate or changed the method or computation of the prices charged for the products sold in the Acquired Assets, other than in the ordinary course of business, consistent with past practice, and not material in the aggregate.

(c) Seller has not waived any material claim or right of value relating to the Acquired Assets, or entered into an agreement or commitment, whether written or oral, to do or take any of the actions described in **Sections 2.12(a)**-**(b)**.

(d) There has not been any Seller Material Adverse Effect on Seller or the Acquired Assets. "**Seller Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, prospects, results of operations, condition (financial or otherwise) of Seller or the Acquired Assets or (ii) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Seller Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which Seller operates; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or

any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any changes in applicable Laws or accounting rules; (F) any natural or man-made disaster or acts of God; (G) any epidemic or pandemic, unless such any such event, occurrence, fact, condition or change disproportionately affects Seller or the Acquired Assets; or (H) any failure by the Acquired Assets to meet any projections, forecasts or revenue or earnings predictions; provided, that the underlying causes of such failure may be considered in determining whether a Seller Material Adverse Effect has occurred.

Section 2.12 Contracts.

(a) **Schedule 2.12(a)** lists each of the following Contracts (x) by which any of the Acquired Assets is bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Acquired Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in **Schedule 1.1(a)** and only such agreements set forth in **Schedule 2.6(a)**, being "**Material Contracts**"):

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii) all Contracts, the primary subject matter of which is to provide for the indemnification of any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity ("**Person**") or the assumption of any tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of the Acquired Assets (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts with any governmental authority;

(viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all joint venture, partnership or similar Contracts; and

(x) all Contracts for the sale of any of the Acquired Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Acquired Assets.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller's Knowledge, any other party thereto is in material breach of or default under, or has provided or received any written notice of any intention to terminate, any Material Contract. True, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or to Seller's Knowledge threatened under any Contract included in the Acquired Assets and no Material Contract is subject to any outstanding Order or stipulation restricting or requiring the enforcement, or modification thereof. "**Order**" means any judgment, writ, decree, compliance agreement, injunction or order of any governmental authority or arbitrator, as in effect on the date hereof. No third party to any Material Contract has notified Seller in writing of its intention to cease to perform any material services required to be performed by it, withhold any payment to be made by it, or bring any claim of default thereunder.

Section 2.13 Compliance with Laws.

(a) Seller has, for the past three (3) years, complied and are in compliance with (i) in all material respects, all applicable Laws, including, without limitation, those relating to environmental protection, water or air pollution and similar matters, and (ii) all Orders, writs, injunctions and decrees of any governmental entity, relating to Seller or any of the Acquired Assets. Any and all governmental licenses, permits and other authorizations (collectively, "**Permits**") used or necessary to operate its business as it is now operated are validly issued in the name of Seller, are in full force and effect, and are identified on **Schedule 2.13**. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

(b) Without limiting the generality of **Section 2.13**, Seller currently conducts, and has conducted, its business in compliance with all applicable anti-corruption or anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977. Seller maintains policies, procedures or internal controls with regard to applicable anti-corruption or anti-bribery laws. Neither Seller nor any agent, employee, consultant or other representative, acting for or on behalf of Seller has made or is making any payments of either cash or other consideration that were or are unlawful under applicable Law, including directly or indirectly (i) using any funds for any illegal or unlawful contribution, gift, entertainment or other payment, (ii) making any bribe, rebate, payoff, influence payment, kickback or other illegal or unlawful payment to any foreign or domestic government official or employee or (iii) given or agreed to give any payment, gift or similar benefit to any customer, client, supplier, governmental employee or any other Person in violation of applicable Laws.

(c) Seller is, and for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and has obtained and is in material compliance with all Permits required under Environmental Laws for the operation of the Acquired Assets. There has been no release, spill, or discharge of any Hazardous Materials by Seller or, to Seller's Knowledge, by any other Person, at, on, under, or from any real property currently or

formerly owned, leased, or operated by Seller in connection with the Acquired Assets that would reasonably be expected to result in a material Liability to the Acquired Assets. Seller has not received any written notice, claim, or request for information regarding any actual or alleged violation of or Liability under any Environmental Law. **"Environmental Laws"** means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Section 2.14 No Undisclosed Liabilities.

The Acquired Assets have no Liabilities except for (a) Excluded Liabilities, (b) Liabilities incurred in connection with the Seller's performance of their obligations under this Agreement or the Seller Ancillary Agreements, or (c) Liabilities that are otherwise incurred in the ordinary course of business which are not, individually or in the aggregate, material to the Acquired Assets.

Section 2.15 Insurance Policies.

Seller has obtained and maintained in full force and effect insurance policies (the "Insurance Policies") in such amounts and with such coverage as described on **Schedule 2.15**. All premiums currently due on the Insurance Policies or renewals thereof have been paid, and there is no default under any of the Insurance Policies. There is no material claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. **Schedule 2.15** sets forth Seller's three (3) year claims history with respect to the Insurance Policies.

Section 2.16 [RESERVED].

Section 2.17 [RESERVED].

Section 2.18 No-Shop Clause.

Since April 15, 2026, Seller has ceased all existing discussions and negotiations with any other parties regarding a potential acquisition of the Acquired Assets and Seller has not, directly or indirectly, solicited, initiated, encouraged, or entertained any inquiries or proposals from any person or entity (other than Buyer) relating to the acquisition of the Acquired Assets, whether by merger, sale of assets, sale of stock, or otherwise.

Section 2.19 Brokers.

Seller has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

Section 2.20 Investment Intent.

Seller understands that the Consideration Shares are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law. Seller is acquiring

the Consideration Shares as principal for its own account and does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Consideration Shares (or any securities which are derivatives thereof) to or through any person or entity (other than the pro rata distribution of the Consideration Shares and PIPE Shares to the shareholders of the Seller). Seller is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

Section 2.21 General Solicitation.

Seller is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other "general solicitation" or "general advertising" within the meaning or Rule 502(c) under the Securities Act.

Section 2.22 Accredited Investor.

Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

Section 2.23 Access to Information.

Seller acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Securities. Seller has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. No such investigation, analysis and evaluation nor any other due diligence investigation conducted by Seller shall modify, limit or otherwise affect Seller's right to rely on Buyer's representations and warranties contained in this Agreement.

Section 2.24 Certain Trading Activities.

Other than with respect to the transactions contemplated herein, since April 15, 2026, neither the Seller nor any affiliate of Seller which (x) had knowledge of the transactions contemplated hereby, (a) has or shares discretion relating to Seller's investments or trading or information concerning Seller's investments, including in respect of the Securities, and (b) is subject to Seller's review or input concerning such affiliate's investments or trading (collectively, "**Trading Affiliates**") has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Seller or Trading Affiliate, effected or agreed to effect any purchases or sales of the securities of the Buyer (including, without limitation, any "short sales" (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act) involving the Buyer's securities). Notwithstanding the foregoing, in the case of Seller and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of Seller's or Trading Affiliate's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Seller's or Trading Affiliate's assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the financing transaction contemplated by this Agreement. Other than

to Buyer, Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

Section 2.25 Privacy; Data Security.

(a) Seller is conducting its business in compliance in all material respects with all applicable Privacy Laws and all internal and publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information. There is no requirement to obtain any consent, approval or waiver of any Person under applicable Privacy Laws in connection with the due diligence investigation, or preparation, execution or performance of this Agreement. "**Privacy Laws**" mean all applicable Laws concerning the privacy, security, or processing of personal information, including without limitation data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications, the United States CAN SPAM Act, the California Consumer Privacy Act and any implementing regulations therein and the General Data Protection Regulation (EU) 2016/679 (GDPR).

(b) Seller has at all times had reasonable and appropriate security and organizational measures in place, and has taken steps, as required by Privacy Laws and otherwise, reasonable and appropriate to protect personal and business information maintained or processed by or for Seller against loss, against infection by viruses, bugs, malicious software, and other malware, and against unauthorized access, use, modification, disclosure or other misuse, including appropriate controls that have been regularly tested and reviewed, and to safeguard the availability, security and integrity of such personal information. The Seller has delivered to Buyer true, correct and complete copies of all Privacy Policies and Privacy Contracts that Seller or any of the Acquired Assets are party to or bound by.

(c) During the five (5) years prior to the Closing Date, Seller has not experienced any actual, alleged, or suspected data breach or other security incident involving personal information or otherwise or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Proceedings by any governmental body, agency, official or authority concerning Seller's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Privacy Laws (as defined below).

(d) Seller maintains commercially reasonable data back-up and/or contingency operations plans with respect to the Acquired Assets and to the Knowledge of Seller such plans are effective.

(e) The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not cause Seller to violate any applicable privacy and security requirements binding on Seller or result in or give rise to any right of termination or other right to impair or limit the Seller's rights to own or process any personal information used in or necessary for the conduct of its business, without giving effect to any actions that may be taken by, or circumstances otherwise affecting, the Buyer.

Section 2.26 Valuation Information.

The information provided by the Seller to the third party valuation service provider was prepared by Seller in good faith and was true and accurate in all material respects at the time the information was provided.

Section 2.27 Disclosure.

The representations and warranties by Seller in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein, taken as a whole, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

As used herein, the term "**Knowledge of Buyer**" shall mean the actual knowledge after reasonable due inquiry of Buyer's executive officers. Buyer hereby represents and warrants that, except (i) as disclosed in the disclosure schedules attached hereto and delivered to Seller herewith; and (ii) as disclosed in the Buyer's SEC Filings (as defined below) filed with or furnished to the SEC prior to the date of this Agreement.

Section 3.1 Incorporation, Organization and Qualification.

(a) The Buyer and each of the subsidiaries of the Buyer (each a "**Subsidiary**" and collectively, the "**Subsidiaries**") is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business. Neither the Buyer nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Buyer and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any of this Agreement and the other agreements provided for herein to which it is a party, including the Assignment and Assumption Agreement, the IP Assignment Agreement and the Bill of Sale (the "**Buyer Ancillary Agreements**"), (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Buyer and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Buyer's ability to perform in any material respect on a timely basis its obligations under any of this Agreement or the Buyer Ancillary Agreements (any of (i), (ii) or (iii), a "**Buyer Material Adverse Effect**") and no Legal Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 3.2 Authorization; Due Execution.

(a) The Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of this Agreement and the Buyer Ancillary

Agreements and otherwise to carry out its obligations hereunder and thereunder including, without limitation, the issuance of the Class A Shares. The execution and delivery of each of this Agreement and the Buyer Ancillary Agreements by the Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Buyer, the Board of Directors or the Buyer's shareholders in connection therewith other than as set forth in **Section 6.3**. Each of this Agreement and the Buyer Ancillary Agreements to which it is a party has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 3.3 Valid Issuance of Stock.

(a) The Class A Shares to be issued at Closing have been duly and validly authorized and when issued and paid for in accordance with the terms of this Agreement and the Buyer Ancillary Agreements, will be duly and validly issued, fully paid and non-assessable free and clear of all Liens and will be issued in compliance with all applicable federal and state securities laws.

Section 3.4 No Conflict.

(a) The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Agreements, the issuance of the Class A Shares and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Buyer's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Buyer or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Buyer or Subsidiary debt or otherwise) or other understanding to which the Buyer or any Subsidiary is a party or by which any property or asset of the Buyer or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Buyer or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Buyer or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 3.5 SEC Filings.

(a) Since September 18, 2024, the Buyer has timely filed with the Commission all reports, schedules, forms, statements and other documents filed or required to be filed by the Buyer with the Commission pursuant to the requirements of the Securities Act or the Exchange Act,

including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein (the "**SEC Filings**"). The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.6 Material Changes.

(a) Since September 18, 2024, except as specifically disclosed in SEC Filings dated prior to the Closing: (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect on the business, operations or financial condition of the Buyer, (ii) the Buyer has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer's financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Buyer has not altered its method of accounting or the manner in which it keeps its accounting books and records in any material respect, (iv) the Buyer has not declared or made any dividend or distribution of cash, shares or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares (other than in connection with repurchases of unvested stock issued to employees of the Buyer), and (v) the Buyer has not issued any equity securities, except pursuant to the Buyer's existing equity incentive plans disclosed in the SEC Filings and this Agreement.

Section 3.7 No Undisclosed Events, Liabilities, Developments or Circumstances.

(a) No event, liability, development or circumstance has occurred or exists with respect to the business, properties, liabilities, operations (including results thereof) or condition (financial or otherwise) of the Buyer and its Subsidiaries, taken as a whole, that (i) would be required to be disclosed by the Buyer under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Buyer of its Class A Shares and which has not been publicly announced or (ii) could have a Buyer Material Adverse Effect.

Section 3.8 Investment Company.

(a) The Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an "investment company" within the meaning of the U.S. Investment Company Act of 1940. The Buyer shall conduct its business in a manner so that it will not become subject to the U.S. Investment Company Act of 1940.

Section 3.9 Registration Rights and other Shareholder Agreements.

(a) No Person has any right to cause the Buyer to effect the registration under the Securities Act covering the transfer of any securities of the Buyer and there are no other shareholders agreements, voting agreements or other similar agreements with respect to the Buyer's shares to which the Buyer is a party or, to the knowledge of the Buyer, between or among any of the Buyer's shareholders.

Section 3.10 Listing and Maintenance Requirements.

(a) The Class A Shares is registered pursuant to Section 12(b) of the Exchange Act, and the Buyer has taken no action designed to terminate the registration of the Class A Shares under the Exchange Act nor has the Buyer received any notification that the Commission is contemplating terminating such registration. Other than as set forth on **Schedule 3.10**, the Buyer has not, in the previous twelve (12) months, received (i) written notice from the Trading Market that the Buyer is not in compliance with the listing or maintenance requirements of Trading Market that would result in immediate delisting or (ii) any notification, determination or letter from Nasdaq that requires a public announcement by the Buyer of any noncompliance or deficiency with respect to such listing or maintenance requirements. Other than as set forth on **Schedule 3.10**, the Buyer is in compliance with all listing and maintenance requirements of Nasdaq on the date hereof.

Section 3.11 OFAC.

(a) Neither the Buyer nor, to the Buyer's knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Buyer is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("**OFAC**"); and the Buyer will not directly or indirectly use the proceeds of any sale of Class A Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.12 FCPA.

(a) Neither the Buyer nor, to the Buyer's knowledge, any agent or other Person acting on behalf of the Buyer, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Buyer (or made by any Person acting on its behalf of which the Buyer is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.13 Internal Accounting Controls.

(a) The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability,

(iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.14 Sarbanes-Oxley; Disclosure Controls.

(a) As of the date of the Closing, the Buyer is an "emerging growth company," as defined in Section 2(a) of the Securities Act. The Buyer is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Buyer. The Buyer has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Buyer and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC rules and forms. The Buyer's certifying officers have evaluated the effectiveness of the Buyer's disclosure controls and procedures as of the end of the period covered by the Buyer's most recently filed periodic report under the Exchange Act (such date, the "**Evaluation Date**"). The Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there has been no change in the Buyer's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Buyer's internal control over financial reporting.

Section 3.15 Filings, Consents and Approvals.

(a) The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Buyer of this Agreement or the Buyer Ancillary Agreements, other than such filings as are required to be made with Nasdaq or under applicable state and federal securities laws, including the shareholder approval set forth in **Section 6.3**.

Section 3.16 No Required Additional Issuances.

(a) The issuance of the Class A Shares pursuant to this Agreement will not obligate the Buyer to issue Class A Shares, Class B Shares or other securities to any Person and will not result in a right of any holder of securities of the Buyer to adjust the exercise, conversion, exchange or reset price under any of such securities.

Section 3.17 Application of Takeover Protections; Rights Agreements.

(a) The Buyer and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Buyer's memorandum and articles of association or the laws of the Cayman Islands that is or would reasonably be expected to become applicable to Seller as a result of the Buyer and the Seller

fulfilling their obligations or exercising their rights under this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, including, without limitation, the Buyer's issuance of the Consideration Shares.

Section 3.18 Capitalization.

(a) As of the date hereof, there are issued and outstanding 1,352,239 Class A Shares and 1,085,264 Class B Shares. As of the date hereof, there are no other Class A Shares, Class B Shares, or other securities of Buyer issued and outstanding. As of the date hereof, the Buyer has not issued any shares since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement and the Buyer Ancillary Agreements. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Class A Shares, or contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to issue additional Class A Shares or Class A Share equivalents. All of the outstanding shares of the Buyer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the shareholder approval contemplated in **Section 6.3** hereof, no further approval or authorization of any shareholder, the board of directors of the Buyer or others is required for the issuance of the Consideration Shares or the Management Share Consideration.

Section 3.19 Litigation.

Other than as may be disclosed in the Buyer's SEC Filings, there is no action, suit, notice of inquiry, violation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "**Action**") which (i) adversely affects or challenges the legality, validity or enforceability of any of the this Agreement or the Buyer Ancillary Agreements or the Class A Shares to be issued hereunder or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Buyer Material Adverse Effect. Neither the Buyer nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Buyer, there has not been, and there is not pending or contemplated, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any Subsidiary under the Exchange Act or the Securities Act.

Section 3.20 Off Balance Sheet Arrangements.

(a) There is no transaction, arrangement, or other relationship between the Buyer or any of the Subsidiaries and an unconsolidated or other off balance sheet entity that is required to

be disclosed by the Buyer in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Buyer Material Adverse Effect.

Section 3.21 Certain Fees.

Except as set forth on **Schedule 3.21(a)**, no brokerage or finder's fees or commissions are or will be payable by the Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements. The Buyer shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

Section 3.22 Regulation M Compliance.

(a) The Buyer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Buyer to facilitate the sale or resale of any Class A Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any Class A Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Buyer.

Section 3.23 Tax Matters.

(a) Neither the Buyer nor any Subsidiary has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Buyer, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(b) The Buyer and each Subsidiary has (i) timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with U.S. GAAP or IFRS standards.

(c) The Buyer and each Subsidiary has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(d) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against the Buyer or any Subsidiary in respect of Taxes, and neither the Buyer nor any Subsidiary has been notified in writing of any material proposed Tax claims or assessments against any it.

(e) There are no material Liens with respect to any Taxes upon any assets of the Buyer or any Subsidiary, other than Permitted Liens. Neither the Buyer nor any Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by the Buyer or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which the Buyer or any Subsidiary does not file a Tax Return that such party is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(f) Neither the Buyer nor any Subsidiary has a permanent establishment, branch or representative office in any country other than the country of its organization, and neither the Buyer nor any Subsidiary is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(g) Neither the Buyer nor any Subsidiary is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Buyer or the only members of which were or are Subsidiaries). Neither the Buyer nor any Subsidiary has any material liability for the Taxes of another Person (other than a Subsidiary) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). Neither the Buyer nor any Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(h) Neither the Buyer nor any Subsidiary is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Subsidiary outstanding for any such ruling, memorandum or agreement.

(i) In the past five years, neither the Buyer nor any Subsidiary has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Buyer nor any Subsidiary has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(k) Neither the Buyer nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Buyer or any Subsidiary prior to the Closing, (ii) change in any method of accounting of the Buyer or any Subsidiary for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) "closing agreement" as described in Section 7121 of the Code (or any comparable, analogous or

similar provision under any state, local or foreign Tax law) executed by the Buyer or Subsidiary prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(l) Neither the Buyer nor any Subsidiary has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Buyer, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) Neither the Buyer's execution nor performance of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will result in a material charge or Tax to arise on the Buyer or any Subsidiary or in any claw back of any material Tax relief previously given to the Buyer or any Subsidiary.

Section 3.24 Management Recipients.

Each Management Recipient is an "accredited investor" as defined in Rule 501(a) under the Securities Act

Section 3.25 General Solicitation.

Buyer is not selling the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other "general solicitation" or "general advertising" within the meaning or Rule 502(c) under the Securities Act.

ARTICLE 4
[RESERVED]

ARTICLE 5
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

Section 5.1 Survival of Representations.

All representations and warranties of Seller on the one hand, and Buyer on the other, contained in this Agreement, and, unless otherwise expressly provided therein, in any Buyer Ancillary Agreement or Seller Ancillary Agreement shall survive the Closing Date and will remain operative and in full force and effect for six (6) months following the Closing Date (the "**General Indemnity Period**"), except that the representations set forth in **Sections 2.1**, **2.2**, **2.3**, **2.4**, **2.8**, **2.9**, **2.21**, **3.1**, **3.2**, **3.3** and **3.4** (the "**Fundamental Representations**") shall survive until the expiration of the relevant assessment or reassessment period or the relevant statute of limitations. Any covenant or obligation set forth in this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements that is to be performed after the Closing Date will remain operative and in full force until fully performed. No party shall be responsible for indemnification hereunder with respect to breaches of representations, warranties or covenants unless a claim therefor is asserted within said period of survival, failing which such claim shall be waived and extinguished.

Section 5.2 Agreement to Indemnify.

Subject to the limitations set forth in **Section 5.7**, from and after the Closing, Seller on the one hand, and Buyer on the other hand (each an "**Indemnifying Party**"), agree to indemnify and hold harmless, to the fullest extent permitted by applicable Law, the other party, its Affiliates and their respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (each an "**Indemnified Party**") from and against any and all Claims related to or arising out of:

(a) any breach by the Indemnifying Party of any representation or warranty given or made by it in this Agreement;

(b) any misrepresentation contained in any certificate furnished by the Indemnifying Party pursuant to this Agreement; or

(c) any and all actions, suits, claims or legal, administrative, arbitrative, governmental or other proceedings or investigations against any Indemnified Party arising out of such breach.

Section 5.3 Indemnification by Seller.

Seller agrees to indemnify and hold harmless Buyer Indemnified Parties from each Claim relating to or arising out of:

(a) any non-fulfillment of any covenant by Seller hereunder;

(b) any Excluded Liability, and any assets, properties, claims, rights or interests of Seller other than the Acquired Assets;

(c) Seller's employment or engagement (or termination of the employment or engagement) of any individual, including without limitation relating to salary, wages, vacation pay and other compensation, worker classification, benefit plans, worker's compensation, sexual harassment and other claims arising under any Law relating to employment;

(d) any failure of Seller to be duly qualified or licensed to do business, or to be in good standing, in any applicable jurisdiction, including any foreign jurisdiction;

(e) any breach of **Section 2.6(b)**, including any failure of Seller to (i) obtain, maintain or record valid assignments of the rights to any of Seller's Intellectual Property or other content included in the Acquired Assets from employees, consultants, contractors or other third parties, or (ii) otherwise properly document that Seller is the clear, lawful owner of such Intellectual Property or other content and possesses all rights therein, including the right to assign such Intellectual Property or other content to Buyer;

(f) any Contract included in the Acquired Assets that was not entered into in the name of Seller, including any Claim alleging that Seller is not a party to such Contract or does not possess all rights and obligations thereunder, including the right to assign such Contract to Buyer; or

(g) any Taxes of Seller, or any Taxes relating to or imposed upon the Acquired Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date;

(h) any Claim in connection with the consummation of the transactions contemplated by this Agreement by any third party with whom Seller or any agent of them had bona fide discussions concerning the disposition or sale of the Acquired Assets, solely to the extent relating to such discussions.

Section 5.4 Indemnification by Buyer.

Buyer further agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, Seller and the other Seller Indemnified Parties from each Claim relating to or arising out of (a) any non-fulfillment of any covenant by Buyer hereunder, or (b) following the Closing Date, any of the Acquired Assets or Assumed Liabilities that arise after the Closing Date.

Section 5.5 Defense of Claims.

(a) An Indemnified Party shall promptly notify an Indemnifying Party of any third-party claims commenced or asserted against the Indemnified Party. Upon receipt of such notice, the Indemnifying Party shall (within twenty days thereafter) (i) defend the Indemnified Party against such third-party claim with counsel of the Indemnifying Party's choice, which choice shall be reasonably satisfactory to the Indemnified Party and (ii) permit the Indemnified Party to participate in the defense thereof and to retain separate counsel at its own cost. If the Indemnifying Party shall fail or refuse to undertake the defense of a claim within twenty days after receiving notice that such Claim has been made, the Indemnified Party shall have the right (but not the obligation) to assume the defense of such claim in such manner as it deems appropriate until the Indemnifying Party shall, with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), assume control of such defense, and the Indemnifying Party shall indemnify the Indemnified Party pursuant to this Agreement from and against the reasonable costs and expenses of such defense. The party hereto handling the defense of any action shall keep the other party reasonably informed at all times of the status thereof. Neither the Indemnifying Party nor the Indemnified Party shall settle a third-party claim without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). In the event that the Indemnified Party reasonably concludes that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such action, the Indemnified Party may employ its own counsel and assume its own defense, and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party; provided, however, that in the event that the Indemnified Party is simultaneously represented by more than one law firm, then during such period of simultaneous representation, the Indemnifying Party shall only be required to pay the fees and expenses of one law firm.

(b) A failure to give written notice of a Claim hereunder will not affect the rights or obligations of either party hereunder except and only to the extent that, as a result of such failure, the rights of the Indemnifying Party are materially prejudiced.

(c) Notwithstanding anything to the contrary contained herein, Buyer shall be entitled to deal exclusively with Seller with respect to any matters arising under this **Article 5**.

Section 5.6 Survival of Claims.

Notwithstanding anything to the contrary contained herein, if, prior to the expiration of a particular representation or warranty, an Indemnified Party makes a good faith Claim for indemnification under this Agreement, then the Indemnified Party's rights to indemnification under this **Article 5** for such Claim shall survive any expiration of such representation or warranty until such Claim is resolved in accordance with this **Article 5**.

Section 5.7 Limitations.

(a) Notwithstanding anything to the contrary contained herein:

(i) except for Claims based on breaches of Fundamental Representations, intentional misrepresentation, or fraud, (A) no claim for indemnification of an Indemnified Party under **Article 5** may be made against an Indemnifying Party unless and until the aggregate of all such Claims exceeds a threshold of $10,000; (the "**Threshold**"), in which event the Indemnifying Party shall be liable for the aggregate amount of all such Claims, inclusive of the Threshold. In addition, except for breaches of Fundamental Representations, intentional misrepresentation, willful misconduct or fraud, the maximum aggregate liability of an Indemnified Party to an Indemnifying Party under **Article 5** shall not exceed twenty-five percent (25%) of the Purchase Price and/or twenty-five percent (25%) of the Consideration Shares still to be restricted. For purposes of **Article 5**, any representation or warranty shall not be deemed qualified by any references to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; and

(ii) without limiting the applicability of the foregoing, and except for claims based on intentional misrepresentation or fraud, the maximum aggregate liability of a Seller Indemnifying Party under this **Article 5** shall not exceed the Purchase Price.

(b) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(c) In no event shall an Indemnified Party be entitled to make any claim for indemnification under this **Article 5** if such claim arises from a voluntary disclosure (with respect to any matter, violation or potential violation set forth or described in the Disclosure Schedules) made by Buyer or its Affiliates to any governmental authority or similar process with respect to the Acquired Assets for any period prior to the Closing; provided that, prior to a voluntary disclosure (regardless of whether such matter, violation or potential violation is set forth or described in the Disclosure Schedules) by Buyer or its Affiliates to any governmental authority or similar process, Buyer shall in consult in good faith with Sellers regarding such disclosure.

Section 5.8 No Duplicative Recovery.

No Indemnified Party shall be entitled to be compensated to the extent it would result in a duplicative payment (including payment pursuant to Section 1.6) to the Indemnified Party in respect to the same Claim (or portion thereof), regardless of how many separate breaches of, or inaccuracies in, different representations, warranties, covenants, undertakings or agreements that may be alleged to arise.

Section 5.9 Mitigation of Damages.

Each Indemnified Party shall take commercially reasonable steps to mitigate its Claims upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Claims that may be indemnifiable or reimbursable hereunder.

Section 5.10 Insurance Proceeds.

Payments by an Indemnifying Party pursuant to this Article 5 or in respect of any Claims shall be limited to the amount of any liability or damages that remain after deducting therefrom any insurance proceeds and any indemnity contribution or similar payment received by the Indemnified Party in respect of such Claim.

Section 5.11 Order of Recovery.

Except for Claims based on intentional misrepresentation or fraud, all Claims for losses by any Buyer Indemnified Party shall be satisfied (i) first, to offset such remaining indemnification amounts against any amounts otherwise due and payable by Buyer Indemnified Party to Seller, and (ii) second, directly from Sellers in the amount of such remaining indemnification amount in accordance with this **Article 5**.

Section 5.12 Adjustment of Purchase Price for Tax Purposes

Except to the extent prohibited by applicable Law, any indemnity payment under this Agreement pursuant to this Article 5 shall be treated as an adjustment to the Purchase Price.

Section 5.13 Exclusive Remedy.

Except: (a) for Claims based on intentional misrepresentation or fraud, (b) for any equitable remedies which the parties may pursue; and (c) for enforcement actions of any kind or nature regarding the terms and provisions of this Article 5, the indemnification under this Article 5 shall be the parties' sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

ARTICLE 6
COVENANTS

Section 6.1 Conduct of Business.

From the date hereof until Closing:

(a) The Seller shall conduct its business only in the ordinary course consistent with past practice, and the Seller shall use its best efforts to preserve the Acquired Assets, goodwill and relationships with its customers, suppliers, employees, Governmental Authorities and others. Without the prior consent of the Buyer (which consent shall not be unreasonably withheld), the Seller shall not:

(i) sell, transfer, encumber or otherwise dispose of any Acquired Assets or any interest therein, other than immaterial dispositions (and where appropriate, corresponding replacements) in the ordinary course of business consistent with past practice;

(ii) enter into any material contract, agreement or arrangement that would be a Material Contract if entered into prior to the date of this Agreement or modify or amend in any material respect any such existing material contract, agreement or arrangement;

(iii) incur any liability that would constitute material Assumed Liabilities if incurred prior to the date of this Agreement;

(iv) fail to pay any account payable on a timely basis in the ordinary course of business consistent with past practice;

(v) dispose of, license or permit to lapse any rights in, to or for the use of any material IP Rights included in the Acquired Assets; or

(vi) excluding ordinary course purchases of inventory, undertake any expenditure, transaction or commitment outside of the ordinary course of business, consistent with past practice and exceeding \$100,000 individually or \$1,000,000 in the aggregate.

(b) Buyer shall preserve its operations and listing status on The Nasdaq Stock Market LLC ("**Nasdaq**") and at all times shall comply with the continued listing standards of Nasdaq; and

(c) Except as set forth on **<u>Schedule 6.1(c)</u>**, Buyer shall not:

(i) amend, waive or otherwise change, in any respect, its memorandum and articles of association, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Class A Shares or other equity securities or other security interests of any class and any other equity-based awards other than in connection with the ATM Offering; or (B) engage in any hedging transaction with a third Person with respect to such securities;

(iii) subdivide, split, consolidate, combine, recapitalize or reclassify any of its Class A Shares or other equity securities or issue any other securities in respect of such Class A Shares or other equity securities other than the Reverse Stock Split; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its Class A Shares or other equity

securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Class A Shares or equity securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any indebtedness in excess of $100,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any indebtedness, liability or obligation of any Person;

(v) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material Taxes; (C) file any amended income tax or other material tax return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (G) enter into any agreement or arrangement with any governmental authority with respect to Taxes, in each case except as required by applicable Law;

(vi) terminate, waive or assign any material right under any Material Contract of Buyer;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(viii) establish any subsidiary or enter into any new line of business;

(ix) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(x) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xi) waive, release, assign, settle or compromise any claim, action, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Buyer) not in excess of $100,000 (individually or in the aggregate);

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

(xiii) make capital expenditures;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date hereof as set forth on **Schedule 1.6(c)**;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its Class A Shares;

(xviii) take any action that would reasonably be expected to delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with this Agreement;

(xix) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Buyer;

(xx) take any action, or intentionally fail to take any action, that would reasonably be expected to delay or impair the satisfaction of the conditions set forth in Article 7 or that would impede the transactions contemplated by this Agreement; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.2 Regulatory Approvals.

Buyer and Seller shall use its reasonable best efforts to prepare, file, pursue, and obtain, as promptly as practicable, all consents, approvals, authorizations, clearances, waivers, registrations, notices, and filings required under applicable Law or the rules of any stock exchange or governmental authority in connection with the consummation of the transactions contemplated by this Agreement (the "Regulatory Approvals"). Such actions shall include preparing and submitting all required filings with the Federal Aviation Administration, Nasdaq, the SEC, CFIUS (if applicable) and any other relevant foreign, federal, state, or local authorities, and supplying any additional information reasonably requested by such authorities.

Section 6.3 Shareholder Approval of Buyer.

To the extent required by Nasdaq Listing Rules, the Securities Act, the Exchange Act, Buyer's memorandum and articles of association or applicable Law, Buyer shall:

(a) within 1 business day after the execution of this Agreement publicly announce the transaction;

(b) convene an Extraordinary General Meeting ("**EGM**") of its shareholders to vote on approval of this Agreement and the transactions contemplated hereby, including an amendment to the Buyer's memorandum and articles of association to provide for the board nomination rights of Seller as set forth in **Section 6.5(a)**;

(c) use reasonable best efforts to schedule the EGM to occur within four (4) weeks after execution of this Agreement, and to file on Form 6-K the meeting notice and proxy statement with respect to the EGM, prepared in accordance with the Buyer's memorandum and articles of association and applicable Law; and

(d) recommend approval of the transaction in the proxy.

Section 6.4 Cooperation.

Buyer and Seller shall keep the other reasonably informed about the status of all Regulatory Approvals and any material communications with regulating entities. Neither Buyer nor Seller shall agree to any remedy, condition, commitment, or restriction imposed by any regulatory authority that would materially and adversely affect the economic or operational benefits of the transaction without the prior written consent of the other party.

During the period beginning on the date of this Agreement and ending on the Closing Date, Buyer and its representatives will continue to conduct a review of Seller and the Acquired Assets. In connection with such review, Seller shall grant to Buyer and its representatives full access to all the Acquired Assets upon reasonable prior notice and during normal business hours. In connection with such review, Seller agrees, upon reasonable prior notice, to (a) cooperate with Buyer and its representatives, (b) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or its representatives (including the work papers of Seller's auditors, to the extent such work papers and responses relate primarily to Seller or the Acquired Assets) and (c) permit Buyer and its representatives to inspect any Acquired Assets.

Section 6.5 Board Nominees.

(a) Effective upon the Closing, Seller shall have the right to nominate two (2) directors (the "**Seller Nominees**") to the board of directors of Buyer (the "**Board**"), consisting of (i) one (1) executive director, and (ii) one (1) independent director who satisfies all independence requirements under Nasdaq and SEC rules.

(b) Buyer shall take all corporate actions necessary to appoint the Seller Nominees to the Board effective as of the Closing, including

(i) increasing the size of the Board;

(ii) obtaining resignations of any existing directors, if applicable;

(iii) passing resolutions appointing the Seller Nominees; and

(iv) updating the Buyer's committee composition, to the extent required by Nasdaq.

(c) Seller acknowledges and agrees that Seller shall bear the compensation, fees, and expenses (if any) of the Seller Nominees as between Seller and such Seller Nominees, and Buyer shall have no obligation to compensate them except to the extent compensation is required for all directors under Buyer's existing policies.

(d) The Seller Nominees shall serve until the earlier of their resignation, removal, or the expiration of their term in accordance with Buyer's corporate documents. Seller shall have the exclusive right to nominate a replacement for any Seller Nominee who ceases to serve on the Board for any reason, provided such replacement meets all applicable qualifications. During the term of service of the Seller Nominees, Buyer shall not increase the size of the Board other than as is needed to appoint the Seller Nominees.

(e) Each of the directors and officers of Buyer shall enter into customary lock-up agreements, in the form substantially attached as **Exhibit D** hereto, for a period of six (6) months following Closing.

Section 6.6 Confidentiality.

Seller and Buyer agree from and after the Closing Date to maintain in confidence all confidential or proprietary information relating to the Acquired Assets. Without limiting the generality of the foregoing, Seller and Buyer shall, and shall cause their respective Affiliates, directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents to, keep confidential all information concerning finances, marketing, technical data, production processes, business methods and manuals, contracts, prospect lists, customer and vendor lists, advertiser lists, and any other confidential or proprietary information relating to the Acquired Assets. The foregoing shall not prohibit disclosure of such information (i) as is required by Law, including without limitation to permit Buyer to comply with its SEC disclosure obligations, provided that (A) Seller promptly informs Buyer in writing of such requirement or obligation prior to its disclosure so that a protective order or other appropriate remedy may be obtained by Buyer, and (B) disclosure is thereafter made only to the extent to which Seller is obligated, but not further or otherwise, (ii) as is necessary to prepare Tax Returns (including Tax Returns of Seller or of any of its Affiliates) or other filings with governmental authorities or to defend or object to any reassessment of Taxes, (iii) as is necessary for Buyer or Seller (or their respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents) to prepare and disclose, as may be required, accounting statements, and (iv) to assert or protect any rights of Buyer or Seller hereunder or under any applicable Law. "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "**control**" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 6.7 Public Announcements.

The parties agree that, except as otherwise required by Law, including to permit Buyer to comply with its SEC disclosure obligations and any request for or requirement to provide information to the SEC or national exchange, any and all public announcements or other public

communications concerning this Agreement and the transactions contemplated hereby shall be subject to the written approval of both Buyer and Seller.

Section 6.8 Communications in Connection with Sale of Assets.

Each of the Seller and Buyer will cooperate in communications with employees, contractors, consultants, customers, suppliers, vendors and others in order to facilitate the transfer of the Acquired Assets to Buyer.

Section 6.9 No-Shop Clause.

Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not without the prior written consent of Buyer or except as otherwise permitted by this Agreement, directly or indirectly: (i) offer for sale or lease all or any material portion of the Acquired Assets or any ownership interest in any entity owning any of the Acquired Assets, (ii) solicit offers to buy all or any material portion of the Acquired Assets or any ownership interest in any entity owning any of the Acquired Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquiries, proposals or offers relating to any disposition of all or any material portion of the Acquired Assets or a merger or consolidation of any entity owning any of the Acquired Assets, (iv) solicit, initiate, encourage or entertain any inquiries or proposals from any person or entity (other than Buyer) relating to the acquisition of the Acquired Assets, whether by merger, sale of assets, sale of stock, or otherwise; or (v) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any material portion of the Acquired Assets or any ownership interest in any entity owning any of the Acquired Assets or with respect to a merger or consolidation of any entity owning any of the Acquired Assets. For the avoidance of doubt, the provisions of this **Section 6.9** shall prevail over any similar provisions related to exclusivity provided in any other agreement between the parties.

Section 6.10 Accounts Receivable.

(a) If, at any time after the Closing, Seller receives payment with respect to any of the accounts receivable constituting a part of the Acquired Assets, Seller, upon knowledge of such payment, shall promptly remit such payment to Buyer.

(b) If, at any time after the Closing, Buyer receives payment with respect to any of the accounts receivable constituting a part of the Excluded Assets, Buyer, upon knowledge of such payment, shall promptly remit such payment to Seller.

Section 6.11 Maintenance of Legal Existence.

Seller shall preserve and maintain its legal existence until the expiration of the General Indemnity Period.

Section 6.12 Cooperation; Tax Matters.

(a) Transfer Taxes. All sales and transfer Taxes, recording charges and similar Taxes, fees or charges imposed as a result of the transactions contemplated herein (collectively, the "Transfer Taxes"), together with any interest, penalties or additions to such Transfer Taxes, will be paid by Seller. Seller and Buyer will cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and will cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(b) Property Tax Proration. To the extent not otherwise prorated pursuant to this Agreement, Buyer and Seller shall prorate (as of the Closing Date), if applicable, real and personal property Taxes with respect to the Acquired Assets. If the amount of such Taxes for the year in which the Closing Date occurs cannot reasonably be determined, the apportionment will be based at Closing Date upon the amount of such Taxes for the preceding Tax year but will be readjusted when the amount of such Taxes is finally determined.

(c) Cooperation. Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, on the one hand, and Seller, on the other hand, agree, upon request and at the sole cost and expense of the requesting party, to use reasonable best efforts to obtain any certificate or other document or instrument from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed under this Agreement.

Section 6.13 Non-Solicitation; Non-Competition

(a) After the Closing Date, the Seller may not, directly, indirectly, or through any Affiliates, solicit or hire (or facilitate, assist with, or recommend the solicitation or hiring of) any transferred employees in connection with the Acquired Assets; and

(b) Until the second anniversary of the Closing Date, throughout the world, the Seller agrees that neither it nor any of its Affiliates shall, act directly or indirectly in any capacity (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, manager, owner, financier, joint venturer, or otherwise) for any company, business, or enterprise, or any product line, line of business, organizational unit, division, or other cohort of individuals within a company, business, or enterprise, that is competitive with the Acquired Assets, or permit its name to be used in connection with the Acquired Assets or perform services, including as a contractor, for an entity it knows engages with the Acquired Assets.

Section 6.14 Share Reserve.

Simultaneously with the execution and delivery of this Agreement, Buyer shall reserve for issuance with its transfer agent the number of Class A Shares to be issued under this Agreement, including the Share Consideration, the PIPE Shares and the Management Share Compensation.

Section 6.15 Capital Raises.

(a) At or prior to the Closing, Seller shall consummate the PIPE Transaction.

(b) At or prior to the Closing, Buyer shall raise capital in an aggregate amount of not less than $10 million in cash, which may be funded through proceeds of the ATM Offering or other offering (the "**Buyer Capital Raise**").

Section 6.16 Escrow Agreements.

At or prior to the Closing, the Parties shall enter into escrow agreements with respect to the ATM Escrow Account and the PIPE Escrow Account (collectively, the "**Escrow Agreements**"), in forms to be agreed by the Parties.

Section 6.17 Employment Agreement.

At or prior to the Closing, the Buyer shall enter into a customary employment agreement with the person set forth on **Schedule 6.14**, which shall include the terms set forth on **Schedule 6.14**.

Section 6.18 Registration Rights.

The Buyer agrees to register, pursuant to the Securities Act, all of the Consideration Shares to be received by Buyer under this Agreement, and will enter into a Registration Rights Agreement with Seller in substantially the form attached as Exhibit E hereto (the "**Registration Rights Agreement**") as of the Closing.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions to Closing.

The obligations of Buyer and Seller to consummate the Closing are subject to satisfaction (or, where permitted by Law, waiver in writing by the Party entitled to the benefit thereof) of each of the following conditions:

(a) **No Legal Restraint**. No Law or order of any governmental authority shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no action by any governmental authority seeking any of the foregoing shall be pending.

(b) **Regulatory Approvals**. All authorizations, consents, waivers and approvals of governmental authorities required to consummate the transactions shall have been obtained, including all required approvals of Nasdaq and the SEC in connection with Buyer's public company status and related filings and the transactions contemplated by this Agreement.

(c) **Antitrust**. If applicable, the expiration or termination of any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have occurred, and any clearance or determination required under the Committee of Foreign Investment in the United States or other foreign direct investment regimes shall have been obtained, or such filings determined not to be required.

(d) **SPA Closing**. The Company, the Purchaser and the other parties to the SPA shall close the transactions contemplated by the SPA concurrently with the Closing.

(e) **Employment Agreement**. The Employment Agreement shall be entered into at or prior to the Closing.

(f) **Escrow Agreements**. The Parties shall cause the Escrow Agreements to be executed and delivered at or prior to Closing.

Section 7.2 Additional Conditions to Buyer's Obligations.

The obligations of Buyer to consummate the Closing are further subject to satisfaction of each of the following:

(a) **Bring-Down of Representations; Certificates**. Each Fundamental Representation set forth in **Sections 2.1**, **2.2**, **2.3**, **2.4**, **2.8**, **2.9** and **2.21** and each other representation and warranty of Seller shall be true and correct in all material respects (without duplication of materiality qualifiers) as of the Closing Date, and Seller shall deliver an officer's certificate to such effect at Closing.

(b) **Performance of Covenants.** Seller shall have performed and complied in all material respects with all covenants required to be performed on or before Closing, including the cooperation, information, and public-company support undertakings in **Section 1.5** and the interim conduct obligations in **Article 6**. Seller shall deliver a certificate of an authorized officer to such effect.

(c) **No Seller Material Adverse Effect**. Since the date of this Agreement, no Seller Material Adverse Effect with respect to the Acquired Assets shall have occurred and be continuing, or be expected to occur.

(d) **Third-Party Consents**. Seller shall have obtained all consents, waivers and approvals listed on **Schedule 2.3**, including (without limitation) any required landlord consents, key customer/vendor consents, and any consents to assignment of Material Contracts and Permits.

(e) **Title to IP; Chain-of-Title**.

(i) Seller shall have delivered executed IP Assignment Agreements (recordable form) conveying all IP included in the Acquired Assets, and evidence of assignment/ownership from employees and contractors identified on **Schedule 2.6(b)**; and

(ii) Seller shall have delivered a complete and accurate **Schedule 2.6(a)** (registered/unregistered IP) and **Schedule 2.6(g)** (open-source software usage and licenses), and no update thereto shall reasonably be expected to result in a Seller Material Adverse Effect or material license non-compliance.

(f) **Data Privacy and Security**. Seller shall have delivered copies of all privacy policies and data-processing agreements referenced in **Section 2.26**, and there shall have been no security incident or notice of violation since the date of this Agreement that would reasonably be expected to have a Seller Material Adverse Effect.

(g) **Financial Information; Books and Records**. Seller shall have delivered any additional information reasonably requested by Buyer's auditors to support mandatory SEC filings.

(h) **No Litigation**. No Legal Proceeding shall be pending or threatened in writing against Seller that (a) seeks to restrain or prohibit the transactions; (b) would reasonably be expected to result in injunction or damages materially adverse to the Acquired Assets; or (c) challenges Seller's right, title or interest in any material Acquired Asset.

(i) **Injunctions or Restraints on Conduct of Business**. No Order or Law limiting or restricting Buyer's ownership, conduct or operation of the Acquired Assets following the Closing Date will be in effect. No Action or request before any Government Authority seeking any additional information, seeking to obtain from Buyer or Seller or any of their respective Affiliates in connection with the transactions hereunder any damages, or seeking any other relief shall be pending or threatened that in each case could reasonably be expected to materially limit or restrict the ability of Buyer following the transactions to utilize the Acquired Assets in its business.

(j) **Due Diligence.** Buyer shall have completed its legal and financial due diligence on the Acquired Assets to its reasonable satisfaction.

(k) **No Regulatory Approval.** Buyer is not required to obtain any authorization or approval from any governmental body in connection to perform its obligation under this Agreement, including but not limited to, the obligation to submit an initial listing application to Nasdaq pursuant to Nasdaq listing rule 5110(a).

(l) **Shareholder Approval of Seller.** Seller shall have obtained all shareholder approvals required by Seller's organizational documents and applicable Law.

(m) **PIPE Transaction.** Seller shall have consummated the PIPE Transaction at or prior to Closing.

(n) **Closing Deliverables.** Seller shall have delivered all items specified in Section 1.7 (including the Assignment and Assumption, IP Assignment, Bill of Sale, consents, officer/director certificates, and lien releases), each in form and substance reasonably satisfactory to Buyer.

Section 7.3 Additional Conditions to Seller's Obligations.

The obligations of Seller to consummate the Closing are further subject to satisfaction of each of the following:

(a) **Bring-Down of Representations; Certificates**. Each Fundamental Representation set forth in **Sections 3.1**, **3.2**, **3.3** and **3.4** and each other representation and warranty of Buyer shall be true and correct in all material respects (without duplication of materiality qualifiers) as of the Closing Date, and Buyer shall deliver an officer's certificate to such effect at Closing.

(b) **Performance of Covenants**. Buyer shall have performed and complied in all material respects with all covenants required to be performed on or before Closing, including required Nasdaq submissions and the share-issuance mechanics contemplated by **Section 1.6** and **Section 1.8**.

(c) **Issuance and Listing Matters**.

(i) Buyer shall have allotted and issued to Seller the Consideration Shares, and to the Management Recipients the Management Share Compensation, in each case subject to the six (6) month lock-up, with evidence of book-entry issuance delivered to Seller.

(ii) Nasdaq approval for the listing of the Consideration Shares (and, if applicable, the Management Share Compensation) shall have been obtained or the Class A Shares issued as Consideration Shares and Management Share Compensation and shall otherwise be eligible for trading without the need for further listing approval.

(d) **Shareholder Approval of Buyer.** Buyer shall have obtained all shareholder approvals required by Nasdaq Listing Rules, Buyer's memorandum and articles of association and applicable Law, including approval of (i) the issuance of the Consideration Shares and (ii) an amendment to the Buyer's memorandum and articles of association to provide for Buyer's board nomination right as set forth in **Section 6.5(a)** at an EGM scheduled approximately four (4) weeks following the execution of this Agreement.

(e) **Lock-Up Agreements.** Each director and officer of Buyer to be in place at Closing shall have executed the six (6) month lock-up agreements.

(f) **Legal Opinion**. Seller shall have received a customary opinion of Buyer's Cayman Islands and U.S. counsel addressed to Seller covering (i) due authorization, valid issuance, fully paid and non-assessable status of the Consideration Shares and Management Share Compensation; and (ii) exemption from registration under the Securities Act for such issuances and transfers (as applicable).

(g) **No Litigation**. No Legal Proceeding shall be pending or threatened in writing against Buyer that (i) seeks to restrain or prohibit the transactions; or (ii) would reasonably be expected to impair Seller's receipt of the Consideration Shares.

(h) **Buyer Capital Raise**. Buyer shall have consummated the Buyer Capital Raise at or prior to Closing.

(i) **Closing Deliverables**.

(i) Buyer shall have delivered all items specified in **Section 1.7(c)** and the executed Registration Rights Agreement to Seller.

Section 7.4 Waiver; Effect of Waiver.

Any condition set forth in this Article 7 may be waived (in whole or in part) only by a written instrument executed by the party entitled to the benefit of such condition; no waiver shall be deemed a continuing waiver unless expressly stated.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Termination; Termination Fee.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing: (i) by mutual, written consent of Seller and Buyer; (ii) by Buyer by written notice to Seller if there has been a breach, inaccuracy in or failure to perform any such representation, warrant covenant, or agreement made by Seller pursuant to this Agreement, such that any of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in **Article 7** would not then be satisfied were the Closing to otherwise occur, and such breach, inaccuracy or failure is not cured by the earlier of (a) thirty (30) days after Seller is provided written notification of such breach, or such longer period as the parties agree is necessary to cure such items, and (b) the End Date (as defined below); (iii) by Seller by written notice to Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement, such that any of the conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in **Article 7** would not then be satisfied were the Closing to otherwise occur, and such breach, inaccuracy or failure is not cured by the earlier of (a) thirty (30) days after Buyer is provided written notification of such breach, or such longer period as the parties agree is necessary to cure such items, and (b) the End Date (as defined below); provided, that, Seller is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in **Article 7**; or (iv) by either Buyer or Seller if the Closing shall not have taken place on or before 5:00 p.m. Eastern Time on July 29, 2026, which shall be automatically extended for 30 days if as of such date there are any outstanding Regulatory Approvals (the "**End Date**") (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date. In the event of the termination of this Agreement, written notice thereof shall be given to the other party,

specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party; provided that (a) any obligations which by their terms survive any termination of this Agreement, including the obligations of the parties contained in **Section 7.1** hereof, shall survive any such termination and (b) nothing herein shall relieve any party from any liability for any fraud or willful, material breach of any provision hereof that occurs prior to the effective date of termination.

(b) If this Agreement is terminated by Seller pursuant to **Section 8.1(a)(iii)**, Buyer shall promptly pay to Seller no later than two (2) Business Days following the date of termination, a cash payment, in immediately available funds, free and clear of all liens, in an amount equal to fifty (50%) of the net proceeds received by Buyer in connection with the ATM Offering.

Section 8.2 Governing Law.

The internal laws of the State of Delaware, without regard to conflicts or choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

Section 8.3 Forum.

The courts of the United States and of the State of Delaware, located in the State of Delaware shall have exclusive jurisdiction in any action to enforce, interpret or construe any provision hereof. Each party to this Agreement hereby expressly waives all rights to trial by jury in any suit, action or proceeding arising under this Agreement and/or the transactions contemplated hereby

Section 8.4 Assignment; Binding Upon Successors and Assigns.

No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign any of its rights or obligations hereunder (i) to any Affiliate of Buyer, provided that in connection with such assignment Buyer guarantees the performance of its obligations hereunder, or (ii) to any financial institution providing financing to Buyer in connection with the transactions contemplated by this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.5 Severability.

If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Section 8.6 Counterparts.

This Agreement may be executed in counterparts (including by facsimile, e-mail or other means of electronic transmission), each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

Section 8.7 Amendment and Waivers.

Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer and Seller. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

Section 8.8 Notices.

Any notice or other communication required or permitted to be given under this Agreement must be in writing, will be deemed duly received when delivered in person or when sent by email (with confirmation of receipt), or one Business Day after having been sent by a nationally recognized overnight courier service, addressed as follows (or to such other addresses as a party may designate):

If to Buyer:

SKK Holdings Ltd.
27 First Lok Yang Road
Singapore 629735
Telephone No.: +65 6334 3831
Email: sze@skkworks.com.sg
Attention: Sze Koon Kiat

with a copy to:

TroyGould
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Telephone No.: (818-4694200)
Email: dficksman@troygould.com
Attention: David Ficksman,Esq.

If to Seller:

Rantizo, Inc.
211 Highland Cross Dr.
Houston TX 77073
E-mail: marianne.m@rantizo.com
Attention: Marianne McInerney

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

E-mail: billotti@sewkis.com
Attention: Keith J. Billotti, Esq.

Section 8.9 Construction of Agreement.

The language hereof will not be construed for or against any party based solely on that party being the drafting party. A reference to an Article, Section, Schedule or Exhibit will mean an Article or Section in, or an Exhibit or Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. Where the context permits, the word "including" shall mean "including without limitation" or words to that effect. For the purposes of such construction, this Agreement will be considered as a whole.

Section 8.10 Absence of Third Party Beneficiary Rights.

No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights.

Section 8.11 Entire Agreement.

This Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, and the Disclosure Schedules and the exhibits hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

Section 8.12 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto.

Section 8.13 Fees and Costs.

In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

Section 8.14 Dispute Resolution.

Except as otherwise specifically provided herein, all disputes, controversies, claims or differences that may arise between the parties hereto out of or in relation to this Agreement

(including questions as to whether a matter is governed by this arbitration provision) shall be settled solely and exclusively by binding arbitration (if good faith negotiations between the parties do not resolve such dispute, controversy, claim or difference within thirty (30) days after notice of the dispute is received) conducted by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All hearings and proceedings regarding arbitration shall take place in New York, before a single arbitrator acceptable to both parties and shall be closed to the public and be confidential. Such arbitrator shall have at least ten years of experience in mergers and acquisitions law. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its Costs and Fees. "**Costs and fees**" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorneys' fees. The award rendered by the arbitrator shall be final and binding upon the parties. Judgment on the award may be entered in accordance with applicable law in any court having jurisdiction thereof. Nothing herein shall bar either party from obtaining injunctive relief against threatened conduct that will cause loss or damages under rules of equity.

Section 8.15 Legal Representation.

In any dispute or claim arising under or in connection with this Agreement, Seller shall have the right, at its election, to retain the firm of Seward & Kissel LLP to represent it in such matter. Buyer, for itself, and its successors and assigns, hereby irrevocably waives any objection and consent to any such representation in any such matter. Buyer, for itself, and its successors and assigns, hereby irrevocably acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, all communications between Seller and its counsel (except communications made to Buyer, including their legal counsel), including communications made in connection with the negotiation, preparation, execution, delivery and Closing under, or after the Closing between Seller and such counsel in connection with any dispute or claim arising under or in connection with, this Agreement, are privileged communications, such privilege belongs solely to Seller, and none of Buyer or any Person purporting to act on behalf of or through Buyer, will seek to obtain the same by any process; provided, however, that the foregoing shall not apply to any communications or materials that constitute Acquired Assets or are reasonably necessary for Buyer to operate the Acquired Assets post-Closing.

Section 8.16 Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

BUYER:

SKK HOLDINGS LIMITED

By:____________________________________
Name: Sze Koon Kiat
Title: CEO

SELLER:

RANTIZO, INC.

By:________________________________
Name: Marianne McInerney
Title: Authorized Signatory

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

(attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This **ASSIGNMENT AND ASSUMPTION AGREEMENT** ("**Agreement**") is made and entered into as of [●], 2026, by and between Rantizo, Inc., a Delaware corporation ("**Assignor**") and SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands ("**Assignee**"). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee, are party to that certain Asset Purchase Agreement, dated as of May 1, 2026 (as may be amended or restated from time to time, the "**Purchase Agreement**");

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from Assignor, all right, title and interest of Assignor in, to and under the Acquired Assets, including the Contracts, in each case on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, Assignor and Assignee have agreed to enter into this Agreement to effectuate, memorialize and confirm the assignment to Assignee of the Contracts.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein and in the Purchase Agreement contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignor do hereby agree as follows:

1. **Assignment**. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Assignor does hereby sell, transfer, assign, convey and deliver to Assignee all of Assignor's right, title and interest in, to and under all of the Contracts, free and clear of all Liens other than Permitted Liens.

2. **Assumption**. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Assignee does hereby accept such sale, transfer, assignment, conveyance and delivery and assumes all of the Liabilities of Assignor arising under or pursuant to the Contracts solely for periods from and after the Closing, but excluding any Liabilities arising out of or with respect to any period prior to the Closing, including Liabilities arising out of or with respect to any breach, default, misconduct, negligence, failure to comply with any Law, or any other form of non-compliance by Assignor at or prior to the Closing of any provision of any Contract.

3. **Terms of the Purchase Agreement**. This Agreement is executed and delivered pursuant to the Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it: (a) extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement; (b) provide any rights to Assignor or

Assignee beyond those expressly provided to Assignor or Assignee in the Purchase Agreement; (c) impose any obligations or liabilities on Assignor or Assignee beyond those expressly imposed in the Purchase Agreement; or (d) limit any of the rights or remedies available to Assignor or Assignee under the Purchase Agreement.

4. **Governing Law**. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of applicable principles of conflicts of law.

5. **Severability**. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by, unenforceable, or invalid under applicable Law, the remaining provisions will remain in full force and effect and this Agreement will be construed as if the severed provision was not a part hereof. It is understood that any finding of invalidity of one assignment as effected hereby shall not affect the assignment of other Contract assigned to Assignee hereunder.

6. **Section Headings**. The section headings contained herein are for reference purposes only and will not in any way affect the meaning and interpretation of this Agreement.

7. **Successors and Assigns**. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8. **Amendment**. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, executed by each of the parties.

9. **Waiver**. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

10. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which when executed shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and condition of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first set forth above.

ASSIGNOR

RANTIZO, INC.

By:

____

____

Name: Marianne McInerney
Title: Authorized Signatory

[*Assignment and Assumption Agreement Signature Page*]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first set forth above.

ASSIGNEE

SKK HOLDINGS LIMITED

By:

____

Name: Sze Koon Kiat
Title: Chief Executive Officer

[*Assignment and Assumption Agreement Signature Page*]

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(attached)

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This **INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT** (this "**Assignment**") is
made and entered into as of [●], 2026, by and between Rantizo, Inc., a Delaware corporation ("**Assignor**") and SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands ("**Assignee**"). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee are party to that certain Asset Purchase Agreement, dated as of May 1, 2026 (as may be amended or restated from time to time, the "**Purchase Agreement**");

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from Assignor, all right, title and interest of Assignor in, to and under the Acquired Assets, including the IP Rights, in each case on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, Assignor and Assignee have agreed to enter into this Assignment to effectuate, memorialize and confirm the assignment to Assignee of the IP Rights.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein and in the Purchase Agreement contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignor do hereby agree as follows:

1. **Assignment and Assumption**. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee does hereby purchase, acquire and accept from Assignor, all of Assignor's right, title, and interest in, to, and under all of the IP Rights, free and clear of all Liens other than Permitted Liens, including:

(a) any and all issuances, registrations and applications with respect to the IP Rights, and any renewals and extensions of issuances, registrations or applications that may be secured under any contract or applicable Law now or hereafter in effect with respect to the IP Rights;

(b) any and all proprietary rights in Trade Secrets included in the IP Rights;

(c) any and all rights in Copyrights, Software and data and moral rights and rights of privacy and publicity to the extent included in the IP Rights;

(d) any and all rights in Trademarks (whether or not registered) to the extent included in the IP Rights;

(e) any and all goodwill of any business included in the IP Rights or symbolized by the IP Rights;

(f) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(g) any and all claims, with respect to any of the foregoing, for damages and injunctive relief, whether accruing before, on, or after the date hereof, for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right, but not the obligation, to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. **Definitions**. For purposes of this Agreement,

(a) "**Copyrights**" mean all copyrights, whether in published or unpublished works, and whether or not registered, which include literary works, moral works, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works, Software and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), rights in databases and data collections, mask work rights, rights to compilations and collective works, rights to derivative works of any of the foregoing and registrations and applications for registration for any of the foregoing and any renewals or extensions of such registrations, and all rights therein provided by contract, Law or international treaties or conventions.

(b) "**Software**" means computer software, programs, applications, algorithms and databases in any form, including source code, object code, firmware, specifications, designs, graphical user interface elements and documentation therefor.

(c) "**Trade Secrets**" mean anything that would constitute a "trade secret" under applicable Law or that otherwise derives actual or potential value from not being generally known to the public, including inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, customer lists, software, technical information, business information and other Confidential Information.

(d) "**Trademarks**" mean trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans,

symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations, renewals, and applications for registration of any of the foregoing, equivalents and counterparts of any of the foregoing, and, the goodwill of the business associated with each of the foregoing.

3. **Recordation and Further Actions**. Assignor will prepare and provide, at Assignee's sole cost and expense, to Assignee and its successors, assigns, and other legal representatives, all cooperation and assistance (including the execution and delivery of any and all affidavits, assignments, declarations, oaths, powers of attorney, and other documentation, and the delivery of any and all samples, exhibits, specimens, and the like in the control of the Assignor): (a) reasonably necessary for the preparation and prosecution of any applications for registration or any applications for renewal of registrations covering the IP Rights; or (b) as reasonably required for the implementation, recordation, or perfection of the assignment of the IP Rights to Assignee or any assignee thereof or successor thereto.

4. **Assignment Documentation**. Without limiting Assignor's obligations in Section 2 above, within thirty (30) days following the date hereof, Assignor will execute and file or record (or cause to be filed or recorded) all initial applicable documentation sufficient for recordation of the transfer, assignment, or conveyance of each item of Intellectual Property included in the IP Rights provided that, in the event that any subsequent documentation is requested by any applicable Governmental Authority, the time limit for Assignor to file such subsequent documentation will be the time limit established by such Governmental Authority.

5. **Terms of the Purchase Agreement**. This Assignment is executed and delivered pursuant to the Purchase Agreement. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Assignment, nothing herein is intended to, nor shall it: (a) extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement; (b) provide any rights to Assignor or Assignee beyond those expressly provided to Assignor or Assignee in the Purchase Agreement; (c) impose any obligations or liabilities on Assignor or Assignee beyond those expressly imposed in the Purchase Agreement; or (d) limit any of the rights or remedies available to Assignor or Assignee under the Purchase Agreement.

6. **Governing Law**. This Assignment will be governed by and construed in accordance with the laws of the State of Delaware, regardless of applicable principles of conflicts of law.

7. **Severability**. Whenever possible, each provision of this Assignment will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Assignment is held to be prohibited by, unenforceable, or invalid under applicable Law, the remaining provisions will remain in full force and effect and this Assignment will be construed as if the severed provision was not a part hereof. It is understood that any finding of invalidity of one assignment as effected hereby shall not affect the assignment of other IP Rights assigned to Assignee hereunder.

8. **Section Headings**. The section headings contained herein are for reference purposes only and will not in any way affect the meaning and interpretation of this Assignment.

9. **Successors and Assigns**. This Assignment will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10. **Amendment**. This Assignment may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, executed by each of the parties.

11. **Waiver**. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

12. **Counterparts**. This Assignment may be executed in one or more counterparts, each of which when executed shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. The exchange of a fully executed Assignment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and condition of this Assignment.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed as of the date first set forth above.

ASSIGNOR

RANTIZO, INC.

By:

____

Name: Marianne McInerney
Title: Authorized Signatory

[*Signature Page to Intellectual Property Assignment Agreement*]

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed as of the date first set forth above.

ASSIGNEE

SKK HOLDINGS LIMITED

By:

____
Name: Sze Koon Kiat
Title: Chief Executive Officer

[*Signature Page to Intellectual Property Assignment Agreement*]

EXHIBIT C

FORM OF BILL OF SALE

(attached)

BILL OF SALE

This **BILL OF SALE** (this "**Bill of Sale**") is made and delivered as of [●], 2026, by Rantizo, Inc., a Delaware corporation (the "**Assignor**"), for the benefit of SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands ("**Assignee**"). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee, are party to that certain Asset Purchase Agreement, dated as of May 1, 2026 (as may be amended or restated from time to time, the "**Purchase Agreement**");

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from Assignor, all right, title and interest of Assignor in, to and under the Acquired Assets, in each case on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, Assignor and Assignee have agreed to enter into this Bill of Sale to effectuate, memorialize and confirm the transfer to Assignee of certain of the Acquired Assets.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein and in the Purchase Agreement contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignor do hereby agree as follows:

1. **Transfer of Assets**. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee does hereby purchase, acquire and accept from Assignor, all of Assignor's right, title and interest in, to and under all of the Acquired Assets (other than the IP Rights and the Contracts), free and clear of all Liens other than Permitted Liens.

2. **Terms of the Purchase Agreement**. This Bill of Sale is executed and delivered pursuant to the Purchase Agreement. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing herein is intended to, nor shall it: (a) extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement; (b) provide any rights to Assignor or Assignee beyond those expressly provided to Assignor or Assignee in the Purchase Agreement; (c) impose any obligations or liabilities on Assignor or Assignee beyond those expressly imposed in the Purchase Agreement; or (d) limit any of the rights or remedies available to Assignor or Assignee under the Purchase Agreement.

3. **Governing Law**. This Bill of Sale will be governed by and construed in accordance with the laws of the State of Delaware, regardless of applicable principles of

conflicts of law.

4. **Severability**. Whenever possible, each provision of this Bill of Sale will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Bill of Sale is held to be prohibited by, unenforceable, or invalid under applicable Law, the remaining provisions will remain in full force and effect and this Bill of Sale will be construed as if the severed provision was not a part hereof. It is understood that any finding of invalidity of one assignment as effected hereby shall not affect the assignment of other Acquired Assets assigned to Assignee hereunder.

5. **Section Headings**. The section headings contained herein are for reference purposes only and will not in any way affect the meaning and interpretation of this Bill of Sale.

6. **Successors and Assigns**. This Bill of Sale will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7. **Amendment**. This Bill of Sale may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, executed by each of the parties.

8. **Waiver**. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

9. **Counterparts**. This Bill of Sale may be executed in one or more counterparts, each of which when executed shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. The exchange of a fully executed Bill of Sale (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and condition of this Bill of Sale.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be executed as of the date first set forth above.

ASSIGNOR

RANTIZO, INC.

By: ______________________________

Name: Marianne McInerney
Title: Authorized Signatory

[Bill of Sale Signature Page]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be executed as of the date first set forth above.

ASSIGNEE

SKK HOLDINGS LIMITED

By:

____

Name: Sze Koon Kiat
Title: Chief Executive Officer

[*Bill of Sale Signature Page*]

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this "***Agreement***") is made and entered into as of [●], 2026 between (i) SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands (the "***Company***"), and (ii) the undersigned equityholder (the "***Holder***"). The Company and the Holder are sometimes referred to herein individually as a "***Party***" and, collectively, as the "***Parties***". Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, the Company and Rantizo, Inc. ("***Rantizo***") have entered into that certain Asset Purchase Agreement dated May 1, 2026 (the "***Purchase Agreement***"), pursuant to which, among other things, (i) Rantizo and certain members of the Company's management team will receive as consideration Class A ordinary shares of the Company, par value $0.0025 per share (the "***Class A Shares***"); and

WHEREAS, the Company, Rantizo and certain equityholders of the Company have entered into that certain Securities Purchase Agreement, Rantizo will purchase from the equityholders party thereto all of the issued and outstanding Class B ordinary shares, par value $0.0025 per share of the Company, which, pursuant to the Company's memorandum and articles of association, will automatically convert into **Class A Shares** (the "***Securities Purchase Agreement***" and together with the Purchase Agreement, the "***Transaction Documents***"); and

WHEREAS, as a condition to the consummation of the transactions contemplated in the Transaction Documents, the Company and the Holder shall agree to certain restrictions on the transfer of the securities owned by such Holder as set forth on signature page hereto (the "***Lock-Up Securities***").

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

<u>Lock-Up Provisions.</u>

Holder agrees that, during the period beginning on the Closing Date and ending on the date that is six (6) months following the Closing Date (the "***Lock-Up Period***"), Holder (and any of its Affiliates) shall not, directly or indirectly, Transfer any Lock-Up Securities.

Notwithstanding Section 1(a), the Holder may effect a Transfer of Lock-Up Securities during the Lock-Up Period solely in the following circumstances (each, a "***Permitted Transfer***"), provided that the requirements of clause (x) below are satisfied: (i) to the Company or any of its Affiliates; (ii) in the case of an individual Holder, by gift or transfer for bona fide estate planning purposes to a member of the Holder's immediate family, or to a trust or other entity the beneficiaries of which consist solely of the Holder and/or the Holder's immediate family; (iii) by operation of law upon the death of the Holder or pursuant to a qualified domestic relations order or divorce settlement; (iv) in the case of a Holder that is an entity, by virtue of a reorganization, merger, conversion, or dissolution of such Holder that does not involve a change in ultimate beneficial ownership of the Lock-Up Securities; (v) in connection with the distribution of Class

A Shares from Rantizo to its shareholders on a pro rata basis; or (vi) in connection with a Change of Control of the Company effected through a bona fide third-party tender offer, merger, consolidation, or similar transaction made available to all holders of the Class A Shares. As a condition to any Permitted Transfer (other than a Transfer to the Company), the transferee must execute and deliver to the Company a written agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement for the remainder of the applicable Lock-Up Period and any subsequent leak-out period.

If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void *ab initio*, and the Company shall refuse to recognize any such transferee of the Lock-Up Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

During the Lock-Up Period, each certificate evidencing any Lock-Up Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "***ISSUER***") AND THE ISSUER'S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

For the purposes of this Section 1, "***Transfer***" shall mean the (a) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Rights as a Securityholder. During the Lock-Up Period the Holder shall retain all rights as a holder of the Lock-Up Securities, including the right to vote such securities and to receive any dividends or distributions declared thereon, subject to applicable law.

Miscellaneous.

Effective Date. Section 1 of this Agreement shall become effective upon the Closing on the Closing Date.

Termination. This Agreement shall automatically terminate on the earlier of (i) the expiration of the Lock-Up Period and (ii) the termination of the Purchase Agreement in accordance with its terms, and, in each case thereafter, all rights and obligations of the Parties hereunder shall be of no further force or effect.

Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such

court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (iii) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term "or" means "and/or". The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other "bounce-back"), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other "bounce-back"); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

SKK Holdings Limited
27 First Lok Yang Road
Singapore 629735

With a copy to (which shall not constitute notice):

TroyGould
1801 Century Park East, Suite 1600

Attn: Sze Koon Kiat
Email: sze@skkworks.com.sg

If to the Holder, to:

the address set forth under the Holder's name on the signature page hereto.

Los Angeles, CA 900067
Attn: David Ficksman, Esq.
Email: dificksman@troygould.com

Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; *provided*, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Purchase Agreement or any ancillary documents thereto. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

Further Assurances. From time to time, at another Party's request and without further consideration (but at the requesting Party's reasonable cost and expense), each Party shall execute

and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[*Remainder of Page Intentionally Left Blank; Signature Pages Follow*]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

<u>The Company</u>:

SKK HOLDINGS LIMITED

By: ______________________________
Name: Sze Koon Kiat
Title: Chief Executive Officer

[*Signature Page to Lock-Up Agreement*]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

<u>Holder</u>:

Name of Holder: [●]

Signature: ________________________

Notice Information:

Address: [●]

Email: [●]

Total Number of Lock-Up Securities: ____________

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made and entered into as of April [●], 2026, between SKK HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands (the "Company"), and Rantizo, Inc., a Delaware corporation ("Rantizo").

This Agreement is made pursuant to the Purchase Agreement, dated as of May 1, 2026, between the Company and Rantizo (the "Purchase Agreement").

The Company and Rantizo hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

"Advice" shall have the meaning set forth in Section 6(c).

"Class A Shares" means the Class A ordinary shares, par value $0.0001 per share, of the Company.

"Commission" means the United States Securities and Exchange Commission.

"Commission Guidance" means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff, (ii) the Securities Act and (iii) any other rules and regulations of the Commission.

"Effectiveness Date" means, with respect to the Initial Registration Statement required to be filed hereunder, the Company shall cause the Initial Registration Statement to become effective under the Securities Act within 90 days of the Filing Date, and with respect to any additional Registration Statements which may be required, the fifth Trading Day following the date the staff of the Commission informs the Company that it is not going to review the additional Registration Statement (or, in the event of a "full review" by the Commission, as soon as reasonably practicable after the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the staff of the Commission that one or more of the above Registration Statements is no longer subject to further review and comment by the staff of the Commission, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified.

"Effectiveness Period" shall have the meaning set forth in Section 2(a).

"Event" shall have the meaning set forth in Section 2(d).

"Event Date" shall have the meaning set forth in Section 2(d).

"Filing Date" means, with respect to the Initial Registration Statement required hereunder, the 30th calendar day following the Closing Date. With respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), "Filing Date" means the earliest practical date on which the Company is permitted by Commission Guidance to file such additional Registration Statement related to the Registrable Securities.

"Holder" means the holder of Registrable Securities.

"Indemnified Party" shall have the meaning set forth in Section 5(c).

"Indemnifying Party" shall have the meaning set forth in Section 5(c).

"Initial Registration Statement" means the initial Registration Statement filed pursuant to this Agreement.

"Losses" shall have the meaning set forth in Section 5(a).

"Plan of Distribution" shall have the meaning set forth in Section 2(a).

"Prospectus" means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

"Registrable Securities" means any Class A Shares (including those Class A Shares converted from Class B Shares pursuant to the Securities Purchase Agreement) held by Rantizo (or, following the pro rata distribution of the Registrable Securities to the shareholders of Rantizo, such shareholders). As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) they are disposed of pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold to the public pursuant to Rule 144 or Rule 145 (or other exemption from registration under the Securities Act) or (iii) they shall have ceased to be outstanding.

"Registration Statement" means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

"Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

"Selling Shareholder Questionnaire" shall have the meaning set forth in Section 3(a).

"Shares" means Class A Shares issued or issuable to the Holder pursuant to the Purchase Agreement and Class A Shares acquired by the Holder pursuant to the Securities Purchase Agreement, any securities into which such Class A Shares shall have been changed, or any securities resulting from any reclassification, recapitalization or similar transactions with respect to such Class A Shares. For the avoidance of doubt, Shares shall include Class A Shares held by the shareholders of Rantizo following any pro rata distribution of the Registrable Securities to the shareholders of Rantizo.

2. Registration.

(a) On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement filed hereunder shall be on Form F-3 (or Form F-1 or such other registration statement that is available) or such other appropriate form in accordance herewith, subject to the provisions of Section 2(e). Subject to the terms of this Agreement, the Company shall use its reasonable commercial efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its reasonably commercial efforts to keep such Registration Statement continuously effective under the Securities Act until (a) the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the Holder, and (b) three years after the date of the Purchase Agreement (the "Effectiveness Period"). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holder via facsimile or by e-mail of the effectiveness of a Registration Statement on the

same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

(b) Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform the Holder and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form F-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Securities Act Rules Compliance and Disclosure Interpretation Question 612.09.

(c) Notwithstanding any other provision of this Agreement, if the Commission or any Commission Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by the Holder as to its Registrable Securities, the Company shall reduce or eliminate any securities to be included other than Registrable Securities. In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to the Holder's allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its reasonable commercial efforts to file with the Commission, as promptly as allowed by Commission or Commission Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

(d) Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name the Holder or affiliate of the Holder as any underwriter without the prior written consent of the Holder.

3. Registration Procedures.

In connection with the Company's registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of the Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to the Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Holder, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to the Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holder of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holder has been so furnished copies of a Registration Statement or one (1) Trading Day after the Holder has been so furnished copies of any related Prospectus or amendments or supplements thereto.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holder true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holder thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of Shares then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holder of not less than the number of such Registrable Securities.

(d) Notify the Holder of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a "review" of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries and the Company agrees that the Holder shall not have any duty of confidentiality to the Company or any of its Subsidiaries and shall not have any duty to the Company or any of its Subsidiaries not to trade on the basis of such information.

(e) Use its reasonable commercial efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f) Furnish to the Holder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and

schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the selling Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h) The Company shall cooperate with any broker-dealer through which the Holder proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110, as requested by the Holder, and the Company shall pay the filing fee required by such filing within two (2) Business Days of receipt of a request therefor.

(i) Prior to any resale of Registrable Securities by the Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holder in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(j) If requested by the Holder, cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request; provided that the Holder provides reasonably requested representations, warranties, certifications and indemnities. If requested by the Company, the Holder shall promptly disclose to the Company its and its affiliates beneficial ownership of all Company securities.

(k) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company's good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare a supplement or

amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holder in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holder shall suspend use of such Prospectus. The Company will use its reasonable commercial efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(k) to suspend the availability of a Registration Statement and Prospectus for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(l) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holder in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172, and, as a result thereof, the Holder is required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(m) The Company shall use its reasonable best efforts to obtain and maintain eligibility for use of Form F-1 or Form F-3 (or any successor form thereto) for the registration of the resale of the Registrable Securities.

(n) The Company may require the selling Holder to furnish to the Company a certified statement as to the number of Shares beneficially owned by the Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the Shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because the Holder fails to furnish such information within three Trading Days of the Company's request and any Event that may otherwise occur solely because of the Holder's actions such delay shall toll the applicable time periods hereunder as to the Holder only, until such information is delivered to the Company.

(o) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause (i) each Registration Statement (as of the effective date of Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with applicable Commission Guidance and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the

statements therein not misleading, and (ii) any related Prospectus (including any preliminary Prospectus) and any amendment thereof or supplement thereto, as of its date, (A) to comply in all material respects with applicable Commission Guidance and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, the Company shall have no such obligations or liabilities with respect to any written information pertaining to the Holder and furnished in writing to the Company by or on behalf of the Holder specifically for inclusion therein.

(p) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of the Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder, to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of the Holder, the Company will deliver to the Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company's counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Shares are then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), and (D) if not previously paid by the Company with respect to any filing that may be required to be made by any broker through which the Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of

the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of the Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holder.

5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless, to the fullest extent permitted by applicable law, the Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any the Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, shareholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred in investigating, preparing or defending against any litigation, commence or threatened, or any claim, arising out of or relating to (1) any failure by the Company to comply with the covenants and agreements contained in this Agreement, (2) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holder of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities), (3) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (4) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding the Holder furnished in writing to the Company by the Holder expressly for use therein, or to the extent that such information relates to the Holder or the Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by the Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified the Holder in writing that the Prospectus is outdated, defective

or otherwise unavailable for use by the Holder and prior to the receipt by the Holder of the Advice contemplated in Section 6(c). The Company shall notify the Holder promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holder in accordance with Section 6(f).

(b) Indemnification by the Holder. The Holder shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by the Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus In no event shall the liability of the selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by the Holder in connection with any claim relating to this Section 5 and the amount of any damages the Holder has otherwise been required to pay by reason of such untrue statement or omission) received by the Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with regular and timely progress updates with respect to any Proceedings.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the

Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys' or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or

expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of the Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by the Holder in connection with any claim relating to this Section 5 and the amount of any damages the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by the Holder of any of their respective obligations under this Agreement, the Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and the Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. By its acquisition of Registrable Securities, the Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), the Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(e).

(c) Piggy Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form F-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity

securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company's stock option or other employee benefit plans, then the Company shall deliver to the Holder a written notice of such determination as soon as practicable, and in no event less than 15 days prior to the date of filing of such registration statement, and, if within fifteen (10) days after the date of the delivery of such notice, any the Holder shall so request in writing, the Company shall include in such registration statement all Registrable Securities the Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 6(d) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement.

(d) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder of 50.1% or more of the then outstanding Registrable Securities, provided that, if any amendment, modification or waiver disproportionately and adversely impacts the Holder, the consent of such disproportionately impacted Holder shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of the Holder may be given only by the Holder of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(d). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(e) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Holder. The Company may not assign (except by merger, subject to any successor entity assuming in writing all of the obligations of the Company under this Agreement) its rights or obligations hereunder without the prior written consent of the Holder of the then outstanding Registrable Securities. The rights under this Agreement may be assigned (but only with all related obligations) by Holder to a transferee of Registrable Securities; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such

transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

(g) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holder in this Agreement or otherwise conflicts with the provisions hereof. Neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(h) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file or DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" or DocuSign signature page were an original thereof.

(i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(j) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(m) Term. This Agreement shall terminate with respect to the Holder, on the earlier of (i) the written consent of the Holder, (ii) the date on which all Registrable Securities may be resold by the Holder without registration under the Securities Act and

without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect and all restrictive legends have been removed, or (iii) if all of the Registrable Securities held by the Holder have been sold in a registration pursuant to the Securities Act or pursuant to an exemption therefrom.

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

SKK HOLDINGS LIMITED

By: ______________________________
Name: Sze Koon Kiat
Title: Chief Executive Officer

RANTIZO, INC.

By: ______________________________
Name: Marianne McInerney
Title: Authorized Signatory

[*Signature Page to Registration Rights Agreement*]